UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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Viad Corp

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Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

April 3, 2019

Dear Fellow Shareholder:

We invite you to attend the 2019 Annual Meeting of Shareholders on Thursday, May 16, 2019, at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona at 8:00 a.m. You will have the opportunity at the meeting to ask questions or make comments related to the matters voted on and about our company.

Your vote is important, and whether or not you plan to attend the meeting, please complete and return your proxy card to designate the proxies to vote your shares.

Thank you for continuing to support our company.

Sincerely,

Richard H. Dozer	Steven W. Moster
Chairman of the Board of Directors	President and Chief Executive Officer

References to “we,” “us,” “our,” “the Company,” and “Viad” refer to Viad Corp and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	8:00 a.m., Thursday, May 16, 2019
Place:	Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona
Record Date:	March 21, 2019
Voting:

If you were a shareholder on the Record Date, you may vote at the meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other matters to be voted on.

Matters to be voted on:

1.	Elect the following nominees to three-year terms: Andrew B. Benett, Denise M. Coll, and Steven W. Moster;
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;
3.	Advisory vote to approve named executive officer compensation; and
4.	Any other business that may properly come before the meeting or any adjournment thereof.

Your vote is important! Please submit your proxy as soon as possible to ensure that your shares are represented regardless of whether you attend the meeting.

By Order of the Board of Directors,

Derek P. Linde

General Counsel and Corporate Secretary

April 3, 2019

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders on May 16, 2019:

Our Notice of 2019 Annual Meeting of Shareholders, Proxy Statement, and

2018 Annual Report on Form 10-K are available at

http://www.viad.com/investors/annual-meeting-proxy-materials

Our Board of Directors (the “Board”) is providing this Proxy Statement in connection with Viad’s 2019 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Thursday, May 16, 2019, at 8:00 a.m., at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona and any adjournment or postponement thereof.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed on or about April 3, 2019, to all shareholders entitled to vote at the Annual Meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each record shareholder, we may furnish proxy materials by providing internet access to those documents. The Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card.

FORWARD-LOOKING STATEMENTS

This proxy statement contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, initiatives, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to the following:

•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	fluctuations and deterioration in general economic conditions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive and dynamic nature of the industries in which we operate;
•	travel industry disruptions;
•	our ability to achieve established financial and strategic goals for our capital projects;
•	seasonality of our businesses;
•	transportation disruptions and increases in transportation costs;
•	natural disasters and other catastrophic events;
•	the impact of recent U.S. tax legislation;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	liabilities relating to prior and discontinued operations;
•	adverse effects of show rotation on our periodic results and operating margins;
•	our exposure to currency exchange rate fluctuations;
•	our exposure to cybersecurity attacks and threats;
•	compliance with data privacy laws and our exposure to legal claims and fines for data breaches or improper handling of such data;
•	the effects of the United Kingdom’s exit from the European Union; and
•	the effects of changes in the U.S. trade policy, including the imposition of tariffs.

For a more complete discussion of the risks and uncertainties that could affect our business or financial results, refer to “Risk Factors” in Part 1, Item 1A of our 2018 Form 10-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Proxy Statement except as required by applicable law or regulation.

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

Our Corporate Governance and Nominating Committee recommended and our Board of Directors (the “Board”) nominated the three incumbent directors listed below under “Director Nominees.”  Each of the director nominees except our CEO, Steven W. Moster, is independent under the New York Stock Exchange (“NYSE”) listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines (the “Guidelines”).

SKILLS, QUALIFICATIONS, AND EXPERIENCE OF DIRECTORS

Our directors have many individual qualifications; however, our Board believes that all of our directors should have certain specific qualifications. Our Board has concluded that each director listed under the “Director Nominees” and “Directors Continuing in Office” sections of this Proxy Statement have the following specific qualifications and should serve on the Board:

•	Commitment to the long-term interests of our shareholders;
•	Highest ethical standards and integrity;
•	Willingness to act on and be accountable for Board decisions;
•	Ability to provide informed and thoughtful counsel to Management on a range of issues;
•	History of achievement that reflects superior standards for himself/herself and others;
•	Loyalty and commitment to driving our Company’s success;
•	Willingness to ask questions and pursue answers;
•	Ability to take tough positions, while at the same time work as a team player;
•	Willingness to devote sufficient time to carry out effectively, all Board duties and responsibilities, and a commitment to serve on the Board for an extended period;
•	Adequate time to spend learning our businesses; and
•	Individual background that provides a portfolio of experience, knowledge, and personal attributes commensurate with our needs.

BOARD STRUCTURE

Our Board has eight directors divided into three classes. The term of one class of directors expires at each annual shareholders meeting, and nominees are elected to that class for a term of three years. Three directors are proposed for election at this year’s Annual Meeting.

DIRECTOR NOMINEES

Our Board has nominated incumbent directors, Andrew B. Benett, Denise M. Coll, and Steven W. Moster, for election at the Annual Meeting. Mr. Benett and Ms. Coll are independent, and, if elected, each of the nominees has agreed to serve another term, which will expire in 2022. There are no family relationships among any of our directors, director nominees, or executive officers.

Board Recommendation

The Board recommends that you vote “FOR” the election of each of the three director nominees.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	1

All information regarding each director nominee is as of March 21, 2019.

Andrew B. Benett

Director since: 2013

Age: 48

Mr. Benett is the Global Chief Commercial Officer at Bloomberg Media Group (part of Bloomberg LP), a global media company, a position he has held since 2017. He previously served as Global Chief Executive Officer of Havas Creative Group, a global integrated marketing communications group and the largest business unit of Havas S.A., from 2014 to 2017. From 2010 to 2013, Mr. Benett held the position of Global Chief Executive Officer of Arnold Worldwide, a Havas company. Mr. Benett joined Havas Worldwide, then known as Euro RSCG Worldwide, in 2004 as Global Chief Strategy Officer. Prior to joining Havas, Mr. Benett was Executive Vice President, Executive Director, Strategy and Innovation at FutureBrand Company, Inc., a brand strategy, innovation and marketing consultancy. Mr. Benett sits on The College Board of Advisors at Georgetown University, is a member of the 2012 class of Henry Crown Fellows at the Aspen Institute and is a member of the Aspen Global Leadership Network. Mr. Benett brings extensive experience in the areas of innovative marketing solutions and digital media, as well as deep knowledge of the digital and social media revolution influencing businesses.

Denise M. Coll

Director since: 2018

Age: 65

Ms. Coll served as a member of the Board of Trustees of LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust, from 2013 until it was sold in 2018. Prior to joining LaSalle, she served as President, North America Division of Starwood Hotels & Resorts Worldwide, Inc., a subsidiary of Marriott International (NASDAQ:MAR), a multinational diversified hospitality company. Ms. Coll led Starwood’s largest division with over 500 hotels, from 2007 to 2013, and was Senior Vice President, Operations – North American Division, from 2005 to 2007. Prior to that, she served as Senior Vice President of Seaport Companies, a Boston-based hotel company, from 2003 to 2004, and Chief Operating Officer from 1998 to 2003. Ms. Coll was also Senior Vice President & Area Director of Operations for ITT Sheraton Corporation-North America Division, an international hotel company, from 1995 to 1998, and prior to that, she held various positions within the Sheraton organization with increasing responsibility from 1980 to 1994. She has been a member of the Board of Directors of Enlivant, one of the nation’s largest owners and operators of senior living communities, since 2014. Ms. Coll also serves on the Board of Trustees of Simmons College. Ms. Coll has more than 40 years of experience in the hospitality industry and has a strong background with live events, hotel operations, brand creation and management, and is respected as one of the most successful and seasoned operators in our industry.

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Steven W. Moster

Director since: 2014

Age: 49

Mr. Moster has served as our President and Chief Executive Officer since 2014 and was President of GES from November 2010 to February 2019. Mr. Moster served in various executive management roles within the GES organization, including Executive Vice President–Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President–Products and Services from 2006 to 2008 and Vice President–Products & Services Business from 2005 to 2006. From 2000 to 2004, Mr. Moster was Engagement Manager, Management Strategy Consulting for McKinsey & Company, a global management consulting firm, where he worked with a broad set of clients to create and implement growth strategies. Mr. Moster’s successful experience executing growth strategies and improving operating efficiencies, and his deep understanding of our operations, give him the unique ability to accelerate our strategic growth initiatives and enhance shareholder value across our GES and Pursuit business units.

DIRECTORS CONTINUING IN OFFICE

For Terms Expiring at the 2020 Annual Meeting of Shareholders:

Edward E. Mace

Director since: 2012

Age: 67

Mr. Mace has been President and Chief Executive Officer of Silverwest Hotels, LLC (“Silverwest”), including its predecessor companies, since 2014. Silverwest manages and operates fund-level and project-specific entities formed to acquire, develop, reposition, and own U.S. hotels and resorts. He also holds various positions with Silverwest-related entities. Mr. Mace is the Founder of Mace Pacific Holding Company, LLC, a private investment company involved in hotel and resort investment, and has served as its President since 2006. He was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc. (NYSE: MTN), an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace was an executive of Fairmont Hotels & Resorts, Inc., an operator of luxury hotels and resorts worldwide, where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. Mr. Mace brings extensive experience in the hospitality and leisure industry, and knowledge and experience related to the strategic direction of organizational capital structures, operations, and mergers and acquisitions.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	3

Joshua E. Schechter

Director since: 2015

Age: 45

Mr. Schechter has been a director and chairman of the board of Support.com (NASDAQ: SPRT), a provider of cloud-based software and services for technology support, since 2016, as well as a member of its Nominating and Governance, and Audit Committees. Since April 2018, Mr. Schechter has been a director and chairman of the board of Sunworks, Inc. (NASDAQ: SUNW), a provider of solar power solutions, as well as a member of its Nominating and Governance, and Audit Committees; and a director of Genesco Inc., (NYSE: GCO), a specialty retailer, as well as a member of its Strategic Committee. From 2008 to 2015, he was a director of Aderans Co., Ltd., a multinational company engaged in hair-related business, and Executive Chairman of its holding company, Aderans America Holdings, Inc. From 2001 to 2013, Mr. Schechter was Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to 2013, he was co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Together with his managerial and public company board experience, Mr. Schechter’s experience in corporate governance matters, capital markets, acquisitions, and other transactions in a variety of industries provides valuable insight to our Board.

For Terms Expiring at the 2021 Annual Meeting of Shareholders:

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Richard H. Dozer (Chairman)

Director since: 2008

Age: 61

Mr. Dozer has served as our Board’s independent Chairman since December 2014. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, a National Basketball Association professional basketball franchise, from 1987 to 1995, and President of Talking Stick Arena (formerly US Airways Center and America West Arena) from 1989 to 1995. Mr. Dozer is a former CPA and served as an audit manager at Arthur Andersen, a global public accounting firm, from 1979 to 1987. Mr. Dozer was also Chairman of the Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra-high net worth families, from 2008 to 2013. Mr. Dozer is a co-founder of and was the managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008. Mr. Dozer is a director and Chairman of the board of Blue Cross Blue Shield of Arizona, a health insurance provider, as well as a member of its Finance and Audit Committees. He is also currently a director of Knight-Swift Transportation Holdings Inc. (NYSE: KNX), a provider of truckload transportation and logistics services, where he serves on the Audit and Finance Committees. Prior to its 2017 merger with Knight Transportation, Inc., Mr. Dozer was a director for Swift Transportation Company from 2008 to 2017, and Chairman of the Board from 2014 to 2017. He is currently a director and Audit Committee member of Cole Office & Industrial REIT (CCIT II), a public non-listed real estate investment trust. He also serves as Treasurer of the Greater Phoenix Convention and Visitors Bureau. Mr. Dozer possesses specific attributes that qualify him to serve as a director, including his experience in operations, management, sales, and marketing of large-scale live corporate and consumer events, his U.S. public company experience, as well as his extensive financial experience.

Virginia L. Henkels

Director since: 2017

Age: 50

Ms. Henkels has served as a director of LCI Industries (NYSE: LCII), a supplier of engineered components to the recreation and industrial products markets since 2017 and as a director of Echo Global Logistics, Inc. (NASDAQ:ECHO), a provider of technology-enabled transportation and supply chain management services since 2018. From 2008 to 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then-publicly traded transportation services company, where she led numerous capital market transactions including its 2010 Initial Public Offering. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc. (NYSE: HON), a worldwide diversified technology and manufacturing company, including an expatriate international assignment. Ms. Henkels is serving as the Audit Committee Chair and a member of the Compensation Committee for LCI Industries and is a member of both the Audit and Compensation Committees for Echo Global Logistics, Inc. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. She is a former CPA with extensive experience in finance, accounting, capital markets, and investor relations as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.

Robert E. Munzenrider

Director since: 2004

Age: 74

Mr. Munzenrider is Founder or Co-Founder of several e-commerce businesses. From 2000 to 2002 he was President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc. (NASDAQ: APOG), a provider of architectural products and services for commercial buildings, and where in 1999 he was Vice President and Chief Financial Officer of the glass services segment. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc. (NYSE: STJ), an international medical device manufacturing and marketing company that was acquired by Abbott Laboratories in 2017 (NYSE: ABT). From 2010 to 2017, Mr. Munzenrider was a director of MGC Diagnostics Corporation (NASDAQ: MGCD) (formerly Angeion Corporation), a global medical technology company dedicated to cardiorespiratory health solutions. As a former CPA, Mr. Munzenrider has a strong finance and accounting background, having served as a chief financial officer for a majority of his professional career. In addition, he has a historical familiarity with our operations, having served as an officer of some of our former operating companies.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our Board has adopted Corporate Governance Guidelines and Board committee charters that provide an effective framework to govern our Company. At least annually, the Corporate Governance and Nominating Committee reviews the Guidelines, and each Board committee reviews its charter, and they recommend any changes for the Board’s consideration.

At Viad, we continually focus on Governance, starting with the Board and extending to Management and all employees. As a result, the Board reviews the Company’s policies and business strategies, and advises and counsels the CEO and other executive officers who manage the Company’s businesses, including regularly reviewing the Company’s strategic plans.

To learn about our corporate governance practices, you can access our Restated Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Always Honest Compliance & Ethics Program Manual, and the Code of Ethics on our website at: http://www.viad.com/about-us/corporate-governance/documents-and-charters/default.aspx. We will also provide copies of these documents upon written request to the office of the Corporate Secretary.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to sound corporate governance and believe that adhering to a strong corporate governance framework is essential to our long-term success. Our corporate governance standards include:

•	Separate roles for our CEO and Chairman of the Board;
•	Our Chairman is independent;
•	We strive for regular board refreshment that offers a balanced mix of experience and fresh perspectives;
•	Our Board conducts annual Board and committee performance reviews, and every other year, directors participate in peer reviews that are designed to enhance each director’s performance;
•	Our Board is fully engaged in the Company’s strategic planning process, including a continuous review of the status of implementation and the results of the strategic growth plan;
•	All members of our Board are independent, outside directors, except the CEO;
•	All members of our Board committees are independent, outside directors;
•	Our Board holds regular executive sessions without the presence of management employees;
•

We have a majority voting requirement for the election of directors in uncontested elections and a requirement that incumbent directors who do not receive a majority of the votes submit their resignations to the Board;

•	We have no poison pill agreements;
•	We have a no hedging and no pledging policy;
•	We have stock ownership guidelines for our directors, named executive officers (“NEOs”), other executive officers, and certain employees;
•	Our short- and long-term incentive compensation plans are subject to forfeiture and clawback provisions;

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•

Our insider trading policy restricts Viad common stock transactions by our directors, NEOs, and other designated employees to trading windows of limited duration, and only with pre-clearance to avoid trading while in possession of material, non-public information; and

•	We have a culture of compliance and ethical behavior that is reinforced through our Always Honest Compliance & Ethics Program, which we instituted more than 20 years ago.

COMMITTEES AND DIRECTOR INDEPENDENCE

Our Board has three standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee. The following table shows each Committee’s primary responsibilities, their current membership, and the number of meetings held in 2018. Committee charters are on our website at: http://www.viad.com/about-us/corporate-governance/documents-and-charters/default.aspx. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that all committee members are independent under the NYSE listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines.

Each committee may form and delegate authority to a subcommittee of one or more members of the committee.

Committees	Members in 2018	Description of Committee Responsibilities

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7

Audit Committee Meetings in 2018: 11	Robert E. Munzenrider, Chair Richard H. Dozer Virginia L. Henkels[1] Edward E. Mace Joshua E. Schechter

The Audit Committee oversees the Company’s accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal control that Management has established, and the audit of the Company’s financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Committee has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

Among other things, the Audit Committee oversees:

•insurance and operational risks, risks related to financial controls, and the Company’s overall risk management practices;

•our compliance with legal and regulatory requirements;

•the performance of our internal auditors and internal audit function;

•compliance with the procedures the Committee established for the receipt, retention, and treatment of complaints we receive regarding our accounting, internal accounting controls or auditing matters; and

•our compliance and ethics program.

The Board has determined that all Audit Committee members are “financially literate,” as defined by NYSE listing standards, and that Ms. Henkels, and Messrs. Dozer and Munzenrider qualify as “audit committee financial experts,” within the meaning of SEC regulations.

Corporate Governance and Nominating Committee Meetings in 2018: 6	Andrew B. Benett, Chair Isabella Cunningham[2] Robert E. Munzenrider Joshua E. Schechter

Each year, the Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at the annual meeting, and when appropriate, proposes candidates to fill Board vacancies.

Among other things, the Corporate Governance and Nominating Committee also:

•manages the annual evaluation of the Board’s performance;

•manages the biennial peer review evaluation;

•reviews, and from time to time proposes changes to the Corporate Governance Guidelines;

•regularly reviews and recommends changes to the non-employee directors’ compensation and benefits;

•has the sole authority to retain or terminate any search firm retained to identify director candidates, or any compensation advisor retained to assist in reviewing and evaluating non-employee director compensation; and

•hired a prominent director and executive search firm to identify new director candidates.

The Board has determined that all of the Corporate Governance and Nominating Committee members are independent within the meaning of the NYSE listing standards.

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Human Resources Committee Meetings in 2018: 5	Edward E. Mace, Chair Andrew B. Benett Denise M. Coll[3] Isabella Cunningham Richard H. Dozer

The Board appointed the Human Resources Committee to discharge the Board’s responsibilities related to our executives’ compensation and our employee benefit plans.

Among other things, the Human Resources Committee:

•oversees the development and implementation of the Company’s compensation philosophy and strategy as it pertains to executive officers and other employees;

•reviews and approves our CEO’s salary, equity, and incentive compensation;

•approves salaries, equity awards, incentive compensation, and supplemental benefits for our other executive officers;

•approves incentive compensation targets and awards under various compensation plans and programs;

•has sole authority to retain or terminate any compensation advisor retained to assist in evaluating our CEO’s and other executive officers’ compensation;

•has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors; and

•has sole authority to approve grants of equity compensation to non-employee directors.

The Board has determined that all of the Human Resources Committee members are independent within the meaning of the NYSE listing standards, and they are all “non-employee” directors under SEC rules and “outsider directors” under the Internal Revenue Code of 1986, as amended (the “Code”).

[1]	As of May 16, 2019, Ms. Henkels will become Audit Committee Chair and a member of the Corporate Governance and Nominating Committee.

[2]

Dr. Cunningham has served on our Board since 2006 and has decided not to stand for re-election. Her term as a director ends as of the 2019 Annual Meeting of Shareholders after which she will serve as Director Emeritus until December 31, 2019.

[3]

The Board elected Ms. Coll as a director effective August 20, 2019, and assigned her to the class of directors to be elected at the 2020 Annual Meeting of Shareholders. Dr. Cunningham’s decision not to stand for reelection created a vacancy in the class of directors to be elected at the 2019 Annual Meeting. The Board determined that it would be in the best interests of shareholders to reassign Ms. Coll to the class of directors to be elected at the 2019 Annual Meeting.

BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS

Our Guidelines specify and we expect each director to attend the Annual Meeting of Shareholders, all Board meetings, and all meetings of committees on which they serve. We understand, however, that occasionally a

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

director may be unable to attend a meeting. During 2018, the Board held four regular meetings and two special meetings and acted three times by unanimous written consent. During 2018, all directors attended 100% of the meetings of the Board and committees on which they served, except Mr. Mace, who attended at least 95% of those meetings. All directors attended the 2018 Annual Meeting of Shareholders.

MEETINGS OF NON-MANAGEMENT DIRECTORS

During 2018, the independent, non-management directors of our Board met in executive session at every regular meeting of the Board. Mr. Dozer, the Chairman of the Board, presided over all executive sessions.

BOARD LEADERSHIP

The Board has separated the roles of Chairman and CEO. Mr. Dozer, our Chairman of the Board, is an independent director. The Board believes the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing our Company while leveraging the Chairman’s experience and perspectives.

The Board believes that our governance practices are appropriate to ensure that the full Board maintains independent oversight. Our governance practices include the following:

•	All directors on the Board are independent, except the CEO;
•	Executive sessions of the independent directors are held at each regular Board meeting;
•	The Human Resources Committee, whose members are all independent, annually reviews the CEO’s performance;
•	The Corporate Governance and Nominating Committee leads the process for selecting new directors;
•	Each director’s performance is peer reviewed every other year; and
•

The Human Resources Committee regularly reviews succession planning for the CEO and senior management team positions, as well as other key management positions within our operating companies. They also periodically review interim (i.e., emergency-response) and long-term succession plans with a view toward providing for orderly transitions (in the cases of both planned and unplanned management changes) related to each of our key executive positions.

The responsibilities of our independent Chairman include, but are not limited to:

•	Presiding over regular and special meetings of the Board;
•	Presiding over the Annual Meeting of Shareholders;
•	Presiding over and calling executive sessions or other meetings of the independent directors;
•	Calling special meetings of the Board (without prejudice to any rights of the majority of directors to call such meetings);
•	Coordinating the preparation of the meeting agendas in consultation with the CEO, and coordinating Board meeting schedules;
•	Coordinating agenda items and meeting schedules with committee chairpersons;
•	Being available to participate in, and facilitate meetings with, our shareholders;
•	Leading the Board in anticipating and responding to crises;
•	Acting as a liaison between the Board and Management, and facilitating Board communications with the CEO between meetings, including discussing action items with the CEO following executive sessions;

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•

Working with Management in defining the scope, quality, quantity, and timeliness of the flow of information between Management and the Board that is necessary for the Board to effectively and responsibly perform its duties;

•

Providing advice and counsel to the CEO and other members of Management in areas such as corporate and strategic planning and policy, mergers and acquisitions, investor relations, and other areas requested by the Board; and

•	Such other responsibilities as the Board may assign from time to time.

BOARD COMPOSITION AND REFRESHMENT

VIAD BOARD REFRESHMENT
Since 2017:
✓	Added Mses. Henkels and Coll as new independent directors
✓	Average director tenure: 6.9 years vs. S&P 600 SmallCap Index 9.5 years
✓	Broadened areas of expertise represented on Board
✓	Average age: 59.1 years vs S&P 600 SmallCap Index 62.3 years
✓	Periodic rotation of committee chairs and members

The continuous exchange of new ideas is vital to our Board’s success. The Board and the Corporate Governance and Nominating Committee recognize that the interplay between diverse viewpoints, experience, and backgrounds more effectively promotes our shareholders’ long-term interests. The Board believes that shareholders are best served by both the outside perspectives offered by new directors as well as the valuable experience and familiarity provided by longer-serving directors. The Board and the Corporate Governance and Nominating Committee believe that recent measures to promote “board refreshment,” including efforts to reduce the Board’s average director tenure and the elections of Mses. Henkels and Coll as independent directors, strengthened the strategic skills within the Board overall, added to the Board’s diversity, and enabled the Board to achieve an enhanced balance of tenure and outside perspectives.

RELATED PERSON TRANSACTIONS

Our Board has adopted written policies and procedures for reviewing and approving related person transactions. Whenever practical, the Corporate Governance and Nominating Committee must preapprove a related person transaction, otherwise the Corporate Governance and Nominating Committee must promptly ratify it. If the Corporate Governance and Nominating Committee ratification is not forthcoming, Management must make reasonable efforts to cancel or annul the transaction. The Corporate Governance and Nominating Committee Chair may approve a related party transaction when it is not practicable or desirable to wait until the next Corporate Governance and Nominating Committee meeting for approval. In those instances, the Chair will report any approval at the next meeting. The Corporate Governance and Nominating Committee annually reviews any existing related person transactions with the General Counsel to ensure compliance with understandings and commitments made at the time they were approved.

There were no related person transactions during 2018.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Human Resources Committee are or have been a Viad officer or employee. We are not aware of any interlocking relationships between any member of our Board or the Human Resources Committee and any member of the board of directors or compensation committee of any other company during 2018 that would require disclosure under the applicable securities rules or regulations.

DIRECTOR NOMINATIONS

As provided in its charter and the Bylaws, the Corporate Governance and Nominating Committee has established procedures to consider candidates for Board membership. The Corporate Governance and Nominating Committee

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11

has authority under its charter to employ a third-party search firm to conduct research, review candidate data, and otherwise assist the Committee in identifying candidates to serve as a director. A shareholder who wishes to nominate a candidate for the Board should notify the office of the Corporate Secretary in writing at the address listed in the notice of meeting attached to this Proxy Statement. Any such recommendation must include:

•	The name and address of the candidate;
•

A brief biographical description, including the candidate’s occupation for at least the last five years, and a statement of the candidate’s qualifications, taking into account the qualification requirements set forth below; and

•	The candidate’s signed consent to serve as a director, if elected, and to be named in the proxy statement.

The Corporate Governance and Nominating Committee reviews the qualifications of any person timely and properly nominated by a shareholder in accordance with the Bylaws and as described in the “Submission of Shareholder Proposals and Director Nominations” section of this Proxy Statement.

In evaluating potential director nominees, the Corporate Governance and Nominating Committee reviews the candidate’s qualifications in light of the Board and Viad’s needs at that time, and given the then-current mix of director attributes. The Corporate Governance and Nominating Committee assesses director nominees based on their qualification as independent, and considers the candidate’s diversity, skills, and experience. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of our shareholders. The Corporate Governance and Nominating Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the NYSE listing standards for members of the Audit, Human Resources, and Corporate Governance and Nominating Committees.

The Corporate Governance and Nominating Committee believes that newly elected directors offer fresh perspectives and ideas that are critical to a forward-thinking and strategic Board. Concurrently, the Corporate Governance and Nominating Committee recognizes that longer-serving directors facilitate effective decision-making through their experience and familiarity with our business. Accordingly, the Corporate Governance and Nominating Committee and the Board seek to maintain an appropriate balance of viewpoints, skills, professional experience, and backgrounds to effectively lead the Company and serve our shareholders’ long-term interests.

DIRECTOR COMPENSATION

Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also Viad officers or employees receive no special or additional remuneration for service on the Board nor do they serve on any Board committees. Mr. Moster is the only officer-director currently serving on our Board, and was the only officer-director serving on the Board during 2018. Our directors are subject to the stock ownership guidelines described in the “Stock Ownership Guidelines” subsection of the Compensation Discussion and Analysis section of this Proxy Statement.

This table shows the components of our non-employee Directors’ annual compensation for their Board service during 2018:

COMPENSATION COMPONENTS (ANNUAL)	TOTAL ($)
Annual Retainer	45,000*
Audit Committee Chair Retainer	20,000
Corporate Governance and Nominating Committee Chair Retainer	10,000
Human Resources Committee Chair Retainer	17,500
Independent Chairman Retainer	100,000
Fee for each Board meeting attended	1,600
Fee for each Committee meeting attended	1,500
Annual Restricted Stock Grant	115,000**

12	Viad Corp | DIRECTOR COMPENSATION

*Paid quarterly in arrears.

**The annual restricted stock grant occurs each February and, beginning with the February 2018 award, vests 100% one year from the date of grant. Upon termination, directors who meet certain criteria will receive full ownership of the award. For restricted stock grants made prior to February 2018, vesting is three years from the date of grant. Directors who terminate their service and who meet certain criteria will be entitled to a pro-rata share of the award.

The following table shows 2018 non-employee directors’ compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards¹ ($)	All Other Compensation² ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Mr. Benett	82,700	114,991	8,375	206,066
Ms. Coll	25,664	57,520	136	83,320
Dr. Cunningham[3]	74,200	114,991	8,375	197,566
Mr. Dozer	180,200	114,991	6,709	301,900
Ms. Henkels	72,700	114,991	1,965	189,656
Mr. Mace	96,100	114,991	3,375	214,466
Mr. Munzenrider	101,700	114,991	7,375	224,066
Mr. Schechter	81,700	114,991	3,804	200,495

[1]

In 2018, in accordance with our director compensation policy, each of the non-employee directors, other than Ms. Coll, who joined our board in August 2018, received 2,205 shares of restricted stock with a grant date fair value of $114,991, effective as of the grant date of February 27, 2018. If a non-employee director takes office after the February restricted stock grant, as was the case with Ms. Coll in 2018, the new director’s restricted stock grant is pro-rated based on the date of election. Accordingly, Ms. Coll received 927 shares of restricted stock with a grant date fair value of $57,520, effective as of the August 21, 2018 grant date. At December 31, 2018, 8,012 shares of restricted stock had not vested for each of the non-employee directors, except for Ms. Coll who had 927 shares and Ms. Henkels who had 2,639 shares of unvested restricted stock.

[2]

This column reflects matching charitable contributions pursuant to the Directors’ Matching Gift Program, accidental death and dismemberment insurance benefits, travel accident insurance benefits, and dividends paid on restricted stock.

[3]

Dr. Cunningham has served on our Board since 2006 and has decided not to stand for re-election. Her term as a director ends as of the 2019 Annual Meeting of Shareholders after which she will serve as Director Emeritus until December 31, 2019.

COMMUNICATION WITH OUR BOARD

Interested parties may communicate directly with non-management directors, including the Chairman of the Board, in writing at the following address: Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565, Attention: Office of the Corporate Secretary. We will deliver all appropriate communications to the chair or the non-management directors, as appropriate, no later than the Board’s next regularly scheduled meeting.

RISK OVERSIGHT

Management is responsible for assessing and managing the Company’s various exposures to risk, including through the adoption of risk management controls, policies, and procedures. The Board has delegated to the Audit Committee primary responsibility to review and assess areas of financial risk for the Company. The Audit Committee also reviews Management’s plans and the steps Management has taken to monitor and control risk, including risk assessment, risk management policies, legal and regulatory compliance, information technology system controls, and policies related to data security.

Viad Corp | DIRECTOR COMPENSATION	13

The Board believes that cybersecurity is a critical component of our risk management program. Each quarter, members of senior management who are responsible for the Company’s cybersecurity risk management practices present a cybersecurity report to the Audit Committee. The report addresses a range of issues including, but not limited to, the adequacy of personnel and resources, technological advances in cybersecurity protection, progress toward reducing cybersecurity risk exposure, rapidly evolving cybersecurity threats that may affect us and the industries in which we participate, and applicable cybersecurity laws, regulations and standards. Our cybersecurity risk management practices are integrated into our overall risk management efforts.

Additionally, we conduct an annual risk assessment to identify, evaluate, and prioritize potential business risks. As a part of this assessment, we conduct a financial statement risk assessment and materiality analysis, including evaluating potential fraud schemes and scenarios that might affect us. Throughout the year, Management continuously monitors potential risks and updates the Committee at each regular meeting.

COMPENSATION RISK ANALYSIS

The Board continuously monitors and manages executive compensation risk through the design of our executive compensation program. The Human Resources Committee structures our executive compensation program to mitigate the potential for excessive risk-taking by executive officers in managing our businesses. A few of the program features that serve this purpose include:

•	Balanced compensation components. The mix of NEO pay is not overly weighted toward either short-term or long-term incentive compensation.
•

Emphasis on long-term incentive compensation structure. The ultimate value of NEO long-term incentive awards depends upon the value of Viad common stock at the time of vesting (or exercise, in the case of stock options), which encourages NEOs to consider the inherent risk of short-term decisions that may affect our future performance. As a result, these awards are intended to promote long-term, strategic decisions.

•

Stock ownership guidelines. Our stock ownership guidelines align our director and NEO financial interests with those of our shareholders. NEOs are restricted from selling Viad common stock until they meet their stock ownership requirement.

•

Forfeiture for wrongful actions. Short-term and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to conduct which may be detrimental to the Company (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”).

RESTRICTIONS ON TRADING VIAD STOCK

Our insider trading policy generally permits directors, NEOs, other executive officers, and certain employees to engage in transactions involving Viad common stock only: (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, directors, NEOs, other executive officers, and employees may not engage in hedging transactions or other transactions designed to limit or eliminate the risks of owning Viad common stock. The policy also prohibits directors, NEOs, and other executive officers from pledging Viad common stock, or using it as collateral to secure personal loans or other obligations.

14	Viad Corp | DIRECTOR COMPENSATION

STOCK OWNERSHIP INFORMATION

The following table shows the amount of Viad common stock beneficially owned at March 1, 2019, unless otherwise noted, by our non-employee directors, director nominees, executive officers, individually and as a group, and each person or group we know is the beneficial owner of more than 5% of our outstanding common stock. We have determined beneficial ownership in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purposes. To our knowledge, none of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown, other than property rights of spouses.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565.

Name	Number of Shares Beneficially Owned[1]		Percent of Shares Beneficially Owned[2]
5% Holders
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	3,071,206	[3]	15.1%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,633,905	[4]	8.0%
Moab Capital Partners, LLC 152 West 57th Street, 9th Floor, New York, NY 10019	1,512,845	[5]	7.4%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	1,243,479	[6]	6.1%
Victory Capital Management Inc. 4900 Tiedeman Rd., 4th Floor, Brooklyn, OH 44144	1,086,953	[7]	5.3%

Directors
Andrew B. Benett	14,230		*
Denise M. Coll	2,901		*
Isabella Cunningham	32,242	[8]	*
Richard H. Dozer	26,128		*
Virginia L. Henkels	3,728		*
Edward E. Mace	15,034	[9]	*
Robert E. Munzenrider	23,025		*
Joshua E. Schechter	26,866		*
Named Executive Officers and Other Executive Officers
Steven W. Moster	79,441	[9]	*
Ellen M. Ingersoll	154,364	[9]	*
David W. Barry	17,899		*
Derek P. Linde	6,919		*
Trisha L. Fox	6,706		*
All Executive Officers and Directors as a Group (17 persons total)	437,446		2.0%

*	Less than 1%.
[1]

Includes 77,773 shares of restricted stock, which will vest three years from the date of grant and 46,789 shares of common stock subject to stock options, which were exercisable as of March 1, 2019, or within 60 days thereafter, by the non-employee directors and executive officers. Future vesting of restricted stock is generally subject to continued employment with the Company.

[2]	Based on 20,264,151 shares of our common stock outstanding on March 1, 2019.

Viad Corp | STOCK OWNERSHIP INFORMATION	15

[3]

The information is based on a filing by BlackRock, Inc. on January 31, 2019, with the SEC, on Schedule 13G/A. The firm’s filing reported that it and its affiliated companies in the aggregate have sole voting power over 3,022,998 shares and sole dispositive power over 3,071,206 shares.

[4]

The information is based on a filing by Dimensional Fund Advisors LP on February 8, 2019, with the SEC, on Schedule 13G/A. The firm’s filing reported sole voting power over 1,575,897 shares and sole dispositive power over 1,633,905 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

[5]

The information is based on a joint filing by Moab Partners, L.P., Moab Capital Partners, LLC, Moab Private Investments, LP, Moab PI GP, LLC, and Michael M. Rothenberg on February 14, 2019, with the SEC, on Schedule 13G/A. Based on the Schedule 13G/A, Moab Partners, L.P. and Moab Capital Partners, LLC beneficially own and have sole voting power and sole dispositive power over 1,457,657 shares, Moab Private Investments, LP and Moab PI GP, LLC own and have sole voting power and sole dispositive power over 55,188 shares, and Michael Rothenberg beneficially owns 1,512,845 shares and has sole voting power and sole dispositive power over 1,512,845 shares.

[6]

The information is based on a filing by The Vanguard Group on February 11, 2019, with the SEC, on Schedule 13G/A. The firm’s filing reported that it and its affiliated companies in the aggregate have sole voting power over 32,998 shares and shared voting power over 8,760 shares, and sole dispositive power over 1,203,644 shares and shared dispositive power over 39,835 shares.

[7]

The information is based on a filing by Victory Capital Management Inc. on February 1, 2019, with the SEC, on Schedule 13G. The firm’s filing reported that it and its affiliated companies in the aggregate have sole voting power over 1,066,103 shares and sole dispositive power over 1,086,953 shares.

[8]

Dr. Cunningham has served on our Board since 2006 and has decided not to stand for re-election. Her term as a director ends as of the 2019 Annual Meeting of Shareholders after which she will serve as Director Emeritus until December 31, 2019.

[9]

Includes, for Mr. Moster, 666 shares of common stock owned by his spouse, for Ms. Ingersoll, 93,636 shares of common stock owned by the Steven & Ellen Ingersoll Family Trust, for which Ms. Ingersoll has shared voting and investment power, and for Mr. Mace, 10,953 shares of common stock owned by the Mace Revocable Trust, for which Mr. Mace has shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our executive officers, directors, and 10% or more beneficial owners of our common stock to report their ownership, and any changes in their ownership, to the SEC. Federal securities regulations require our executive officers, directors, and 10% or more beneficial owners to give us copies of all SEC reports. As a matter of practice, our administrative staff assists our executive officers and directors to prepare initial reports of ownership, report changes in ownership, and file their reports with the SEC.

We reviewed copies of reports filed pursuant to the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2018, all required reports under Section 16(a) were timely filed.

16	Viad Corp | STOCK OWNERSHIP INFORMATION

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with Management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Human Resources Committee  recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our 2018 Annual Report on Form 10-K, filed with the SEC on February 27, 2019.

HUMAN RESOURCES COMMITTEE

Edward E. Mace, Chair

Andrew B. Benett

Denise M. Coll

Isabella Cunningham

Richard H. Dozer

Viad Corp | HUMAN RESOURCES COMMITTEE	17

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis (“CD&A”) explains our NEOs’ 2018 compensation program and how it is linked to our 2018 performance and strategic objectives. Our 2018 NEOs were:

Steven W. Moster	President and Chief Executive Officer
Ellen M. Ingersoll	Chief Financial Officer
David W. Barry	President of Pursuit
Derek P. Linde[1]	General Counsel and Corporate Secretary
Trisha L. Fox	Chief Human Resources Officer

1 Mr. Linde joined the Company effective April 30, 2018.

Specifically, this CD&A contains the following sections:

I.	Executive Summary: summarizes the principles and results of our compensation program.
II.	Pay for Performance Philosophy: describes our pay for performance philosophy and discusses our executive compensation framework.
III.	Decision-Making Process: explains how the Human Resources Committee makes decisions and what factors it considers in setting compensation for our NEOs.
IV.	Compensation Components: discusses each element of our compensation program and the objectives for each element.
V.	Other Aspects of Our Compensation Program: addresses other policies and processes related to our executive compensation program.

We encourage you to read this CD&A in conjunction with “Proposal 3:  Advisory Approval of Named Executive Officer Compensation.” The tables following this CD&A provide additional compensation information for our NEOs.

I. EXECUTIVE SUMMARY

The Human Resources Committee has designed our executive compensation program to align the interests of our executive officers with those of our shareholders, and is guided by a “pay for performance” philosophy.

Our “pay for performance” philosophy is the foundation of the design and management of our executive compensation program. Our overarching objective is to attract, motivate, and retain executives who will deliver long-term shareholder value. We believe that an important component of our success is our executive compensation program, which provides strong links to both Company and individual performance.

Each year, the Human Resources Committee approves performance goals that drive financial and strategic objectives designed to increase shareholder value. In 2018, we delivered solid financial performance, particularly within our Pursuit business unit, and we made important progress on our key long-term strategic objectives. The Committee believes that our NEOs’ 2018 compensation recognizes their contributions to our performance and reflects alignment between executive pay and Company performance. Accordingly, the Board recommends that shareholders approve, in an advisory vote, our NEOs’ compensation for 2018.

KEY BUSINESS RESULTS

In 2018, our senior management team drove solid financial performance within our Pursuit business, but fell short of our performance targets for GES.

We are an international experiential services company, committed to providing unforgettable experiences to our clients and guests through our two business units: Pursuit and GES. Pursuit is a collection of inspiring and

18	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

unforgettable travel experiences in Alaska and Montana in the United States, and in Banff, Jasper, and Vancouver in Canada, and scheduled to open in Reykjavik, Iceland in July 2019, that includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. For more information about our business, please refer to the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our 2018 Form 10-K.

Key financial results for 2018 include the following:

•

Pursuit’s full year revenue increased by 6.6% to $185.3 million and adjusted segment EBITDA* increased by $2.6 million. Pursuit’s revenue performance was slightly below the target achievement level principally due to the impact of forest fires that hampered visitation during the peak tourism season. Through diligent cost management, Pursuit delivered strong Segment Operating Income and operating margin that exceeded the targeted performance level for 2018.

•

Viad’s consolidated revenue, Segment Operating Income, and operating margin performance were near the threshold level of achievement, reflecting solid performance at Pursuit as discussed above, partially offset by below threshold performance at GES. Year-over-year, revenue declined by $10.8 million, or 0.8% as we were able to largely offset an expected revenue headwind of approximately $35 million due to show rotation at GES with growth in other areas of our business. Consolidated adjusted segment EBITDA* declined by $7.9 million primarily due to lower revenue at GES and investments to support continued growth in both business units, partially offset by lower performance-based incentives.

Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Our execution against this strategy has driven strong results over the past three years. As compared to 2015, total adjusted segment EBITDA* increased by $54.9 million, reflecting a compound annual growth rate of 17%, and adjusted segment EBITDA* margin improved by 290 basis points. This growth, combined with disciplined capital allocation, enabled us to deliver a strong return on invested capital over the past three years and a total shareholder return that places us at the 78.8 percentile of the Russell 2000 Index constituents.

_______________________________________

*

SEC Regulations define Adjusted Segment EBITDA as a non-GAAP financial measure. We define “Adjusted Segment EBITDA” as Segment Operating Income (as defined below) before non-cash depreciation and amortization, acquisition integration and transaction-related costs, if any, fire-related business interruption matters (in 2016), and FlyOver Iceland start-up costs (in 2018). Management uses Adjusted Segment EBITDA to measure the profit and performance of our operating segments and acquisitions to facilitate period-to-period comparisons. “Segment Operating Income” is Net Income Attributable to Viad before income (loss) from discontinued operations, corporate activities, interest expense and interest income, income taxes, restructuring charges, impairment losses and recoveries, and the reduction for income attributable to non-controlling interest. Management uses Segment Operating Income to measure the profit and performance of our operating segments to facilitate period-to-period comparisons. Please see Appendix A to this Proxy Statement for a reconciliation of Adjusted Segment EBITDA to the U.S. GAAP financial measure of Net Income Attributable to Viad.

CONTINUED PROGRESS TOWARD OUR STRATEGIC OBJECTIVES

We continued to make progress against our stated growth strategy during 2018, with ongoing investments to enhance, strengthen, and scale our offerings. These investments, along with similar investments made from 2014 through 2018, are helping to realize our strategic goals and delivering strong returns for enhanced shareholder value.

In early 2014, we began pursuing focused growth strategies for both Pursuit and GES that are driving enhanced shareholder value.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	19

Pursuit Growth Strategy: Refresh, Build, Buy

Our Pursuit growth strategy is focused on three objectives that are helping to position Pursuit as a leading global adventure travel brand:

•	Refresh: refreshing our existing assets and processes to optimize market position and maximize returns;
•	Build: building new assets that create new revenue streams with economies of scale and scope; and
•	Buy: buying strategic assets that complement our portfolio and generate strong returns on investment.

Through this strategy, we are adding important scale to this high-margin business by improving and expanding Pursuit’s global collection of inspiring and iconic adventure travel experiences. Our Refresh, Build, Buy investments and sharp focus on revenue management have driven a 71% increase in Pursuit’s revenue since 2013. During that same time, Pursuit’s adjusted segment EBITDA margins have expanded by 1,000 basis points to 37%. Over the past five years, we have completed six acquisitions for Pursuit, opened a new world-class attraction in Jasper National Park, completed the full renovation of our Banff Gondola, and reconstructed and upgraded our Mount Royal Hotel, in addition to various other projects.

2018 was a busy year for Pursuit on the Refresh, Build, Buy front with important projects taking place across its collections that we expect will generate incremental revenue of $15 million to $17 million during 2019.

In Pursuit’s Banff Jasper Collection, we completed the reconstruction of our Mount Royal Hotel in downtown Banff. Since re-opening in July 2018, the upgraded hotel has received strong guest feedback and has realized significantly higher revenue per available room (“RevPAR”) compared to the pre-renovation period. In addition, we commenced a number of additional refresh projects in the Jasper market during 2018 that we expect to complete in 2019. One such project is the renovation and re-positioning of our Glacier View Inn to provide a premium all-inclusive hospitality experience that includes exclusive activities at our nearby Glacier Adventure and Glacier Skywalk attractions, along with unique dining experiences and entertainment. Near our Maligne Lake boat tour attraction, we are investing to upgrade our food and beverage and retail offerings at both Maligne Canyon, which we acquired in early 2018, and Maligne Lake to capitalize on their idyllic locations and scenery.

In the Alaska Collection, we acquired a parcel of land adjacent to our Seward Windsong Lodge and began the construction of 36 additional rooms on that parcel. Opening in 2019, this project will increase our bed base near our popular Kenai Fjords boat tour attraction, enabling a strong cross-sell of both experiences.

In the Glacier Collection, we continued our progress with the development of the West Glacier RV Park & Cabins, which is scheduled to open in July 2019. This RV park is ideally situated at the west entrance to Glacier National Park, and adjacent to our existing amenities in West Glacier, which include various dining and retail outlets.

Finally, in the FlyOver Collection, we continued with the development of our new FlyOver Iceland attraction in Reykjavik, which is scheduled to open in July 2019. This 40-seat virtual flight experience will showcase some of the most spectacular scenery from across Iceland and is situated near the vibrant Grandi Harbor, which hosts various shops, restaurants and museums. Additionally, at FlyOver Canada in Vancouver, we began significant improvements to the exterior structure to provide a better sense of arrival for our guests, along with the addition of new dining and retail space.

These investments, in conjunction with our revenue management efforts, enable us to deliver an unforgettable and inspiring guest experience, while also capturing a higher spend per guest across all of Pursuit’s revenue categories – ticket sales, rooms, food and beverage, and retail.

20	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

GES Growth Strategy: Preferred Global, Full-Service Provider for Live Events

Our GES growth strategy is to become the preferred global, full-service provider for live events. We expect to accomplish this by acquiring businesses and capitalizing on organic opportunities that further the following goals:

•	Profit Margins: pursue growth in strategic areas that deliver higher profit margins while maintaining focus on operational efficiencies;
•	Comprehensive Services Offering: establish GES as a one-stop service provider by adding complementary, value-added services that encourage clients to turn to GES for all of their live events’ needs;
•	Live Events: leverage our full-service offering to realize market share gains in under-penetrated categories of live events, such as corporate events; and
•	Global Reach: leverage our international network of operations to service customers across the world and increase GES market share.

Through this strategy, we are growing GES’ market share in higher-margin areas of the live events market and differentiating GES by providing a suite of services that allow our clients to gain a greater return and enhance the visitor experience at their events. Our sharp focus on this strategy has helped drive a 31% increase in GES’ revenue since 2013. During that same time, GES’ adjusted segment EBITDA margins have expanded by more than 200 basis points to 7%.

In support of this strategy, we acquired two leading audio-visual (“AV”) production services businesses and four leading event technology businesses over the past five years that have extended our reach into adjacent and higher-margin services lines. Additionally, we made select investments in resources dedicated to serving the needs of corporate events, which represents a large and important market opportunity for us. With AV services representing about one-half of the total spend at a corporate event, having this offering in-house has strengthened GES’ value proposition with current and prospective clients.

During 2018, we realized significant growth in the corporate event category and we continue to leverage our existing capabilities and make smart investments to drive growth at an accelerated pace. To better leverage our AV offering across the U.S., we established a West Coast presence in 2018 by securing a contract to be the in-house AV provider at the San Diego Convention Center. During early 2019, we opened a new facility in Phoenix to more efficiently service shows in Western markets.

Our successful pursuit of our GES strategy is enhancing GES’ overall competitiveness, enabling us to deepen our relationships with existing clients, and facilitating our growth in higher-margin areas of the live events market.

_______________________________________

*

SEC Regulations define Adjusted Segment EBITDA as a “non-GAAP financial measure.” Please see the Appendix A to this Proxy Statement for a reconciliation of Adjusted Segment EBITDA to the U.S. GAAP financial measure of Net Income Attributable to Viad.

DISCIPLINED CAPITAL DEPLOYMENT FOR ENHANCED SHAREHOLDER VALUE

We maintained our disciplined approach to capital deployment in 2018 that enabled us to reinvest in the business, return capital to shareholders, and maintain a strong balance sheet. From 2014 to 2018, we:

•	Generated cumulative operating cash flow of $421.5 million.
•	Reinvested $571.8 million back into the business (in the form of capital expenditures and acquisitions), including:
o	Acquisitions, with an aggregate purchase price of $322.8 million (net of cash acquired), which generated aggregate adjusted segment EBITDA* of $40.7 million in 2018;

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	21

o

The construction of the Glacier Skywalk and the renovation of the Banff Gondola, for a combined investment of approximately $42 million, generated adjusted segment EBITDA* of approximately $30 million during 2018; and

o

The reconstruction of the Mount Royal Hotel at a total cost of approximately $36 million, which was funded primarily by insurance recoveries, enabled a 30% increase in RevPAR in 2018 as compared to the pre-renovation period.

•	Returned $102.5 million to shareholders in the form of dividends and share repurchases, including:
o	The payment of dividends totaling $71 million, including a special cash dividend of $1.50 per share in February 2014; and
o	The repurchase of 930,371 shares for $31.6 million.
•	Maintained a strong balance sheet, with a 34.0% debt-to-capital ratio as of December 31, 2018.

•	Delivered total shareholder return (TSR) of 103%, which exceeded the 24% TSR of the Russell 2000 Index, from December 31, 2013 to December 31, 2018 (assuming reinvestment of dividends, as applicable).

_______________________________________

*

SEC regulations define Adjusted Segment EBITDA as a non-GAAP financial measure. Please see Appendix A to this Proxy Statement for a reconciliation of Adjusted Segment EBITDA to the U.S. GAAP financial measure of Net Income Attributable to Viad.

22	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

HIGHLIGHTS OF OUR COMPENSATION PROGRAM

Under the 2018 compensation program, the Human Resources Committee continued to follow compensation practices that emphasize the alignment of management’s interests with those of our shareholders.

Highlights of our 2018 compensation program, which we more fully discuss elsewhere in this CD&A, include the following:

WHAT WE DO	WHAT WE DO NOT DO

•Pay for Performance: We tie our short- and long-term incentives directly to our financial performance. All equity awards granted to our CEO were performance units.

•Target Compensation: The Human Resources Committee reviews target total compensation for our executive officers, considering the compensation paid to comparable executives at our comparator group companies and other companies with revenue comparable to ours (see “Compensation Comparator Group” below).

•Stock Ownership Guidelines: The stock ownership minimum for our CEO is five times base salary, and the minimum for other NEOs is three times base salary.

•Stock Retention Policy / Restricted Stock Holding Periods: NEOs or other executive officers may not sell vested restricted stock unless and until the NEO or other executive officer has met our stock ownership guidelines.

•Minimum Service Requirement: NEOs and other executives forfeit any unvested long-term incentive awards if termination occurs within 12 months of the award date. After 12 months, awards may be earned on a pro rata basis.

•Clawback and Compensation Recoupment Policies: Both our short- and long-term incentive programs allow us to recoup compensation awards paid to NEOs and other executive officers who engage in certain acts detrimental to our interests.

•Balance of Short- and Long-Term Incentives: Our short- and long-term incentive programs incorporate financial performance goals that are designed to drive both annual financial performance and long-term shareholder value.

•No Tax Gross-Ups: Our NEOs do not receive tax gross-ups.

•No Hedging or Pledging:  Our NEOs, other executive officers, and directors may neither hedge Viad common stock nor pledge Viad common stock as collateral for a loan.

•Sunset of Legacy Pension Plans: No new participants have been added to legacy pension plans since 2004, and we do not intend to add any new participants in the future.

•No “Single-Trigger” Change in Control Arrangements: No NEOs will receive severance compensation or other payments based solely on a change in control.

•No NEO Employment Agreements:  Neither our CEO nor any other NEO has an employment agreement.

•No Change In Control Excise Tax Gross-Ups:  No NEOs will receive any excise tax gross-up payments in the event of a change in control.

II. PAY FOR PERFORMANCE PHILOSOPHY

We actively pursue a pay for performance philosophy. We designed our short- and long-term incentive goals to drive financial performance and to enhance shareholder value, aligning the financial interests of our NEOs, other

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	23

executive officers, and key management employees with our shareholders’ financial interests. Consistent with our philosophy, we designed our executive compensation program to accomplish the following core objectives:

•

Encourage Shareholder Value Creation. We designed our executive compensation program to motivate executives and key management employees to achieve our short- and long-term operating and financial goals, with the ultimate objective of enhancing shareholder value.

•

Attract, Motivate, and Retain Top Executives. We believe that it is critical to our success to attract, motivate, and retain talented management employees. A strong and stable management team is better positioned to provide effective leadership and to deliver results consistent with shareholders’ interests.

•

Promote Accountability and Strategic Decision-Making. Our executive compensation program encourages our NEOs, other executive officers, and key management employees to consider the risks associated with decisions that may affect our business performance. Our compensation program is designed to ensure that these constituent groups participate in the risks and rewards associated with our financial performance and ownership of Viad common stock.

•

Promote Balanced Risk-Taking and Ethical Behavior. Integrity is a core value that we reinforce through our executive compensation program. It includes clawback provisions for short- and long-term incentive awards that are triggered if an NEO or other executive officer engages in conduct detrimental to our interests or contrary to our ethical standards. We believe that these measures promote balanced risk-taking and ethical behavior, which ultimately protects shareholder value.

III. DECISION-MAKING PROCESS

The Human Resources Committee annually reviews and approves our executive compensation program and compensation for our NEOs and other executive officers. Our CEO makes a recommendation to the Human Resources Committee regarding the compensation of other executive officers; however, the Committee may adjust:

•	Annual base salary levels;
•	Short-term (annual) incentive opportunities, performance goals, the achievement of performance targets, and payment of incentive awards;
•	Long-term incentive awards, performance goals, the achievement of performance targets, and any payment of long-term incentive awards; and
•	Any special or supplemental compensation or benefits.

The Human Resources Committee approves, and the other independent members of the Board ratify, all elements of our CEO’s compensation.

Base salary adjustments, if any, are effective January 1st for our CEO, and April 1st of each year for other NEOs and other executive officers.

At its February 2018 meeting, the Human Resources Committee approved long-term incentive awards to executive officers for the 2018–2020 performance period (as discussed in the CD&A subsection “Long-Term Incentives”), and at its March 2018 meeting, the Human Resources Committee approved performance goals and targets for the 2018 Management Incentive Plan and the 2018-2020 Performance Unit Incentive Plan.

INDEPENDENT COMPENSATION ADVISOR

The Human Resources Committee has sole authority to retain or terminate an independent compensation advisor and to approve the advisor’s fees. For 2018, the Human Resources Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national independent consulting firm, to serve as its independent compensation advisor. During 2018, FW Cook regularly attended Human Resources Committee meetings and advised on matters including our executive compensation program design and relative pay for performance. FW Cook also provided market

24	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

data, analysis, and advice regarding our NEOs’ and other executive officers’ compensation. In addition to advising the Human Resources Committee on executive pay, FW Cook advised the Corporate Governance and Nominating Committee concerning compensation of the independent members of our Board. FW Cook has not provided any services to us other than the executive and director compensation consulting services provided to the Human Resources, and Corporate Governance and Nominating Committees.

COMPETITIVE ANALYSIS AND RESOURCES

In determining 2018 executive pay, FW Cook reviewed with, and provided competitive pay data to, the Human Resources Committee. Pay data included base salary, short-term incentives, long-term incentives, and total compensation values from public filings made by our comparator group companies (as discussed in the CD&A section ‟Compensation Comparator Group”) and from published compensation surveys. The Human Resources Committee approved the annual base salary, target short-term incentive, and target long-term incentive values for each NEO after considering the competitive data and other factors, including an assessment of individual performance, experience, and each NEO’s special expertise.

Based on the information that the Human Resources Committee reviewed, and in consultation with FW Cook, our compensation program delivered total compensation amounts to our NEOs that are aligned with our stated pay philosophy.

COMPENSATION COMPARATOR GROUP

Due to our unique and diverse mix of businesses (from marketing and event services to travel and recreation services), we cannot identify a singular ‟peer group” that accurately reflects the nature of our core businesses. However, in response to shareholder feedback, the Human Resources Committee adopted a comparator group for purposes of evaluating executive officer compensation. The Human Resources Committee has the discretion to change the comparator group from time to time to help ensure that it provides a reasonable point of comparison for our executive officer compensation program. Such changes may reflect changes in our business, or changes at comparator group companies. After consultation with FW Cook, the comparator group referenced by the Human Resources Committee in making decisions related to executive officer compensation for 2018 included 15 companies whose businesses are comparable with some portion of ours, as further discussed below:

2018 Comparator Group
Company Name	Ticker Symbol	Company Name	Ticker Symbol
Cedar Fair LP	FUN	Red Rock Resorts, Inc.	RRR
Deluxe Corp.	DLX	Ryman Hospitality Properties, Inc.	RHP
Eldorado Resorts, Inc.	ERI	SP Plus Corp.	SP
Emerald Expositions Events, Inc.	EEX	Sykes Enterprises, Inc.	SYKE
Healthcare Services Group, Inc.	HCSG	SeaWorld Entertainment, Inc.	SEAS
InnerWorkings, Inc.	INWK	Vail Resorts, Inc.	MTN
Matthews International Corp.	MATW	VSE Corp.	VSEC
The Madison Square Garden Co.	MSG

The comparator group was selected based on the following criteria:

•

Business Relevance. The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services, and commercial printing services), thus representing both elements of our business operations.

•	Revenue Comparability. All companies had revenue between approximately one-half and two times our annual revenue.

For 2018, we added InnerWorkings, Inc. to our comparator group, based on overall business relevance as a marketing services company, and revenue comparability that falls within our stated range.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	25

OUR SHAREHOLDER OUTREACH PROGRAM

Our shareholder outreach program facilitates robust and meaningful discussions with our shareholders.

We consider our shareholders’ perspectives on all aspects of our business, including executive compensation. Management and our Board have used the shareholder outreach program to gather shareholder input on a range of topics related to executive compensation and governance matters, including the alignment between pay and performance and our long-standing philosophy to base a significant portion of executive compensation on sustained, long-term performance and shareholder value creation.

We ensure that at least one director is available for consultation and direct communication with shareholders, as appropriate. Generally, our Chairman, Mr. Dozer, has acted as liaison between the Board and shareholders on investor matters.

Our current executive compensation program is responsive to feedback received in connection with the Company’s shareholder outreach efforts.

At the 2018 Annual Meeting of Shareholders, approximately 96% of the voting shareholders approved, on an advisory basis, our 2017 NEO compensation program. We believe that these voting results reflect our shareholders’ endorsement of the current direction of our executive compensation program, and affirm the alignment of our program with shareholder interests.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. For more information about shareholder feedback opportunities, please refer to the “Communication with our Board” section of this Proxy Statement.

IV. COMPENSATION COMPONENTS

Our 2018 executive compensation program included the following components and objectives:

Component	Type	Objectives
Base Salary	Fixed	● Attract and retain executives ● Provide a competitive base salary for level of responsibility
Short-Term (Annual) Incentives	Variable	● Align executive pay with our annual operating results ● Promote accountability for decision-making
Long-Term Incentives	Variable

●  Align management and shareholder interests by linking management compensation  to share price over an extended period

●  Encourage management to take a longer-term view of our performance

●  Reward management for the achievement of long-term company performance goals

●  Retain key executives

Perquisites and Other Personal Benefits	Fixed	● Promote personal health and well-being of our executive officers
Retirement Income and Savings Plans	Fixed	● Provide competitive capital accumulation plans
Post-Termination Compensation and Benefits	Fixed	● Attract and retain executives ● Promote equitable separations between Viad and our executives

26	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

PAY MIX

Our executive compensation program comprises a mix of fixed and variable pay components. The table below summarizes the mix of short- and long-term compensation components for the CEO and other NEOs in 2018:

Components of 2018 Compensation As a Percentage (%) of Targeted Total Direct Compensation

Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long-Term Incentives[1] (%)
Steven W. Moster	22%	22%	56%
Ellen M. Ingersoll	37%	22%	41%
David W. Barry	39%	21%	40%
Derek P. Linde	43%	20%	37%
Trisha L. Fox	48%	22%	30%

[1]	The percentage calculation for this column is based on the estimated future payout value for long-term incentives as of the award date.

The mix of short- and long-term incentives in our executive compensation program is designed to align our executives’ financial interests with those of our shareholders. Some of the program features that serve these objectives include the following:

•

Mix of short- and long-term incentives. The mix of pay for NEOs includes both short-term (annual) and long-term (multi-year) performance objectives. We believe that this encourages our executives to consider both annual operating objectives and long-term shareholder value.

•	Annual performance goals. The Human Resources Committee sets performance goals designed to drive our annual operating performance.
•

Long-term incentives that promote a shareholder mindset. Our long-term incentive program for NEOs and other executive officers includes awards of restricted stock and long-term performance units, the value of which are tied to our stock price. We believe that providing a significant portion of total compensation as stock-based awards helps to align our executives’ interests with those of our shareholders.

•

Stock ownership guidelines. Our stock ownership guidelines help to align the financial interests of our directors and NEOs with those of our shareholders. The holding period restriction on our executives’ vested restricted stock enhances this alignment (see the CD&A subsection “Stock Ownership Guidelines”).

•

Forfeiture for wrongful actions. Short- and long-term incentive compensation is subject to forfeiture and reimbursement (i.e. clawback) provisions relating to conduct which may be detrimental to Viad (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”).

Each component of our 2018 compensation program for NEOs is discussed below.

BASE SALARY

Base salaries represent a fixed portion of the executive compensation package. Our Human Resources Committee reviews executive base salaries annually and considers, among other factors, the executive’s base salary relative to executives in comparable roles with companies in our comparator group and other companies of comparable revenue. We describe this more fully in the CD&A subsection “Competitive Analysis and Resources”.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	27

SHORT-TERM (ANNUAL) INCENTIVES

Our Management Incentive Plan (“MIP”) is an annual, cash-based incentive program. The Human Resources Committee approves the performance measures, as well as Threshold, Target, and Maximum performance levels, for each measure, during the first quarter of each year. The performance targets are established considering both the prior fiscal year’s operating results and current fiscal year projections. The Threshold performance level is the minimum performance level required for any MIP payout, while the Maximum represents the performance level at which the maximum incentive payout may be achieved. Following the conclusion of the fiscal year, the Human Resources Committee reviews the Company’s performance under each measure against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance, the Human Resources Committee may approve payouts as calculated under the MIP or, considering various factors it deems appropriate, reduce the calculated payout, which may include determining that no payout is warranted under the plan. However, the Human Resources Committee may not increase the calculated award under the MIP.

The performance measures and relative weightings for the 2018 Management Incentive Plan were:

2018 MIP
Performance Measure	Weighting
Operating Income	60%
Revenue	10%
Operating Margin	30%

The Human Resources Committee believes that Operating Income, Revenue, and Operating Margin are important measures of our annual operating performance. The Human Resources Committee further believes that these measures reflect a number of important fundamental business elements, including cost discipline, market share, profitable growth, and optimizing our product mix.

Operating Income serves as a performance “gate” for any payout under the MIP, meaning that no payout for the Revenue or Operating Margin goals can be earned unless the Operating Income goal is achieved at or above Threshold. For 2018, achievement by the NEOs at Threshold earned a payout at 50% of the applicable performance goal’s weight. Achievement at Target earned a payout at 100%, and achievement at Maximum earned a payout at 175% (the maximum achievement level or “cap”). For each performance goal, the payout percentage was interpolated on a linear basis for performance between Threshold and Target, or between Target and Maximum.

2018 Short-Term Incentive Performance Goals, Weighting and Targets[1]
			Targeted Achievement Levels
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Actual Results
Viad Consolidated	Operating Income	60%	$80,200	$88,000	$99,700	$80,917
	Revenue	10%	$1,295,800	$1,336,900	$1,398,600	$1,310,440
	Operating Margin	30%	6.2%	6.6%	7.1%	6.2%

Pursuit	Operating Income	60%	$48,900	$52,300	$57,400	$52,830
	Revenue	10%	$188,100	$194,900	$205,100	$191,997
	Operating Margin	30%	26.0%	26.8%	28.0%	27.5%

[1]

All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances. The exchange rates used were as follows: Canadian dollar (0.81 to 1), British pound (1.33 to 1) and Euro (1.20 to 1).

[2]

Operating Income for Viad Consolidated is equal to Segment Operating Income less unallocated corporate expenses. The Operating Income and Operating Margin performance goals exclude specific items that are identified at the beginning of the year, certain items that are of a non-operating nature, unplanned acquisitions, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, and certain other specified items.

28	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

The formula for calculating an award under our short-term incentive program is:

(Annual Base Salary Earnings) x (Target Percentage) x (Company Achievement)

For 2018, we paid annual incentives to Messrs. Moster and Linde, and Mses. Ingersoll and Fox as 2018 Viad performance goals under the MIP were achieved at 54.6% of Target, and to Mr. Barry as Pursuit 2018 performance goals under the MIP were met at 115.7% of Target.

Name	Threshold[1] (%)	Target (%)	Maximum[2] (%)	Actual (%)
Steven W. Moster	30.0	100.0	175.0	54.6
Ellen M. Ingersoll	18.0	60.0	105.0	32.8
David W. Barry	16.5	55.0	96.3	63.6
Derek P. Linde	13.5	45.0	78.8	24.6
Trisha L. Fox	13.5	45.0	78.8	24.6

[1]

Operating Income serves as a performance “gate” for any payout under the MIP, meaning that payouts are not earned for the Revenue or Operating Margin goals unless the Operating Income goal is achieved at or above Threshold. Achievement at Threshold pays out at 50% of a performance goal’s weight. The performance goal weight of Operating Income in 2018 was 60%. The “Threshold” column in the table above reflects the NEO’s Target level (as reflected in the “Target” column above) multiplied by 30%, which reflects Company achievement of Operating Income at the Threshold level and is calculated as follows:  (Threshold amount of 50%)  x  (Operating Income performance goal weight of 60%) = 30%. For example, we calculated Mr. Moster’s Threshold achievement percentage as follows: (Threshold amount of 50%) x (Operating Income performance goal weight of 60%) x (Mr. Moster’s Target achievement percentage of 100%) = 30%.

[2]	Reflects the NEO’s Target level times the company achievement factor at the maximum level of 175%.

LONG-TERM INCENTIVES

Performance units and restricted stock are the two components of our long-term incentive program for NEOs and other executive officers, other than our CEO whose long-term incentive compensation is entirely in the form of Performance Units. The type and mix of long-term incentive awards in 2018 were:

Type	Brief Description	Long-Term Incentive Mix
Performance Units	● 3-year performance period ● Payout subject to performance and payable in cash ● Relative TSR, ROIC, and EBITDA performance goals ● Subject to clawback provisions	CEO: 100%[1] All Other NEOs: 70%

Restricted Stock	● 3-year ratable vesting period ● Subject to clawback provisions	CEO: 0% All Other NEOs: 30%

[1]

Mr. Moster’s performance units are payable in cash for the Relative TSR performance goal and are payable in shares of Viad common stock for the ROIC and EBITDA performance goals. At target performance, this results in a mix of 30% cash-settled and 70% stock-settled performance units.

The mix of performance units and restricted stock places a heavy emphasis on the financial performance of the Company, and provides an incentive for executives to enhance shareholder value over a multi-year period. Ultimately, the value of each executive’s award will depend greatly upon the value of Viad common stock at the time of vesting or payout. Our long-term incentive awards also serve as an effective retention tool, as each type of award has a three-year vesting period.

PERFORMANCE UNITS

We designed the Performance Unit Incentive Plan (“PUP”) to focus participants on the long-term interests of our shareholders by tying the value of the awards to our performance over a three-year period. The performance period for the 2018-2020 PUP began on January 1, 2018, and will end on December 31, 2020. We will pay our participating executives any awards, if earned, in the first quarter of 2021. The 2018 – 2020 PUP includes three

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measures of our performance:  (1) Relative Total Shareholder Return (“Relative TSR”), which measures the total return on Viad common stock against the other constituents of the Russell 2000 Index; (2) EBITDA, which rewards plan participants for increased cash flow, improved profitability, and operating efficiencies; and (3) ROIC, which encourages strong returns on invested capital in excess of our cost of capital.

The Human Resources Committee believes the Russell 2000 Index provides an appropriate comparator to measure how our stock price is performing relative to the stock prices of companies in the same stock market index and with similar market capitalizations.

The performance goals for the 2018-2020 Performance Unit Incentive Plan, along with their relative weights, are:

2018 PUP
Performance Goals	Weighting
Relative TSR[1]	30%
EBITDA[2]	35%
ROIC[3]	35%

[1]

Relative TSR is a goal measured by our performance relative to other Russell 2000 Index constituents. For the performance units awarded in 2018, TSR for Viad and each Russell 2000 Index constituent is based on: (a) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2017 (“Initial Stock Price”); (b) dividends paid between January 1, 2018, and December 31, 2020, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2020 (“Ending Stock Price”). We calculate TSR for Viad and each Russell 2000 Index constituent as follows: (Ending Stock Price + Dividends Paid – Initial Stock Price) / Initial Stock Price.

[2]

EBITDA is a non-GAAP financial measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries, and income/loss attributable to non-controlling and redeemable non-controlling interests. The EBITDA performance goal excludes specific items that are identified at the beginning of the plan cycle, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, and certain other specified items. Additionally, EBITDA contributions from businesses acquired during the measurement period are only included in the calculation of EBITDA if the EBITDA performance goal is otherwise attained at or above the Target level. However, EBITDA from acquisitions is not included during the first calendar year of our ownership. This treatment of acquisitions is intended to balance Management’s focus between delivering strong organic results and driving growth through acquisition.

[3]

ROIC means return on invested capital, and we define it as EBITA/Average Capital. EBITA is defined as the PUP EBITDA measure minus depreciation expense, plus rent expense (excluding short-term rent expense that is recognized in cost of sales), minus implied depreciation expense on capitalized operating leases. We define “Average Capital” as the average of the beginning and end of year balances for the following assets and liabilities: accounts receivable; inventory; accounts payable; accrued compensation; customer advances; net PP&E and capitalized operating leases; gross goodwill; and intangibles arising from acquisitions completed after the MoneyGram spin-off on June 30, 2004. We exclude the EBITA and Average Capital from businesses acquired during the measurement period from measurement of the ROIC performance goal. Additionally, the Average Capital (above any amounts that may be specifically provided for in the targeted achievement levels for ROIC) associated with major organic corporate development projects is included in the calculation of ROIC when the asset or asset improvement is placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on Viad’s ROIC in the short-term. The Human Resources Committee believes that the combination of the Relative TSR performance goal, the ROIC performance goal, and the EBITDA performance goal provides strong alignment with shareholder returns and encourages management to be strong stewards of shareholder capital.

Achievement and Payout

At the end of the three-year performance period, the Human Resources Committee reviews the Company’s performance under the PUP against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance over the three-year performance period, the Human Resources Committee may approve payouts as calculated under the PUP or, considering various factors it deems appropriate, reduce the

30	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

calculated payout, which may include determining that no payout is warranted. The Human Resources Committee may not increase the calculated award under the PUP. The calculated value of the payouts to the NEO is determined as follows:

(Number of units) x (Unit value*) x (Achievement Factor)

*

Unit value is determined using the average price of our common stock during the 10-day trading period beginning on the day following the public announcement of our year-end financial results for the final year of the performance period. As discussed in the CD&A subsection “Highlights of Our Compensation Program,” beginning with the 2016–2018 performance period, if targets are achieved, 70% of our CEO’s performance units will be paid out in Viad common stock, and 30% in cash. The Human Resources Committee believes that this more closely aligns our CEO’s compensation with the performance of our stock and the interests of our shareholders over the long-term. Awards to the other NEOs and executives will be paid out in cash, according to the payout formula.

The achievement factor ranges from 0% to 200% of the value of the performance units based on actual achievement.

The Relative TSR performance goal is subject to achievement as follows:

Relative TSR Performance - Russell 2000 Index	Achievement Percentage of the Relative TSR Performance Goal
90th percentile or above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

Performance unit awards for the 2018–2020 PUP may be earned based on the degree of achievement of the performance measures over the performance period. The Human Resources Committee believes the three-year performance period motivates executives to make decisions that will benefit Viad shareholders over the long term.

2016–2018 Performance Unit Award Plan Payouts

The Human Resources Committee reviewed and approved the performance results under the 2016-2018 PUP in February 2019. The Committee also approved payouts to NEOs and other executive officers based on these results. The performance results under the 2016–2018 PUP were as follows:

2016-2018 PUP Performance Goals, Weighting and Targets¹
			Targeted Achievement Levels			Actual Results
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Amount
Viad Consolidated	EBITDA³	35%	$112,225	$118,158	$129,058	$127,472
	ROIC⁴	35%	16.2%	17.0%	18.7%	18.0%
	TSR	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	162.8% (79th Percentile)

Pursuit	EBITDA³	35%	$44,767	$46,200	$48,833	$56,859
	ROIC	35%	16.5%	17.0%	18.0%	20.2%
	TSR	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	162.8% (79th Percentile)

[1]

All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	31

establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances. The exchange rates used were as follows: Canadian dollar (0.70 to 1), British pound (1.45 to 1) and Euro (1.06 to 1).

[2]

Each of the performance goals for the PUP are explained in detail under “Performance Units” in this CD&A. EBITDA for Viad Consolidated is equal to GES EBITDA plus Pursuit EBITDA less unallocated corporate expenses excluding any corporate depreciation and amortization. The EBITDA and ROIC performance goals exclude specific items that are identified at the beginning of the year, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related expenses and certain other specified items.

[3]

EBITDA contributions from businesses acquired during the measurement period, except EBITDA contributions during their first calendar year of our ownership, were included in the calculation of Viad and Pursuit EBITDA achievement because the Viad and Pursuit EBITDA performance goals were otherwise attained at or above the Target level. This treatment of acquisitions is intended to balance Management’s focus between delivering strong organic results and driving growth through acquisition.

[4]

The ROIC performance goal excludes all businesses acquired during the measurement period. Additionally, it excludes the increases in Average Capital (above the amounts specifically provided for in the targeted achievement levels for ROIC) related to the Banff Gondola renovation and the reconstruction of the Mount Royal Hotel until those improvements were placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on Viad’s ROIC in the short-term.

Historical PUP Achievement

This chart shows actual achievement from performance-based long-term incentives over the three most recently completed performance periods, as a percentage of target. The variation in achievement is consistent with the Human Resource Committee’s primary objective of tying incentive compensation to our long-term financial performance.

HISTORICAL PUP ACHIEVEMENT (% OF TARGET)

TIME-VESTED RESTRICTED STOCK

Except for the CEO, whose long-term incentive award consisted entirely of performance units in 2018, we granted restricted stock awards to the NEOs and other executives who had a significant impact on our operational and financial goals.

32	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

Restricted stock awards vest three years after the date of grant and the holding period will continue unless and until the NEOs and other executives meet our stock ownership guidelines. We describe our stock ownership guidelines more fully in the CD&A subsection “Stock Ownership Guidelines.”

Recipients of restricted stock may vote the underlying shares and will receive dividends during the restricted period.

PERQUISITES AND OTHER PERSONAL BENEFITS

We periodically review perquisites and other personal benefits that are part of each NEO’s total compensation package to ensure external competitiveness. The perquisites we provide to our NEOs include an annual executive physical examination, accidental death and dismemberment insurance, business travel accident insurance, and Company-paid parking. We provide a company-leased automobile to Mr. Moster.

The perquisites we provide to our NEOs have an annual target value between $3,000 and $8,000 per NEO, other than our CEO’s personal use of a Company car (valued at $11,528 for 2018). Consistent with our policy, we do not make any tax gross-up payments for any NEO perquisites or personal benefits. Additional information on perquisites and other personal benefits is provided in the “Summary Compensation Table” section of this Proxy Statement.

POST-EMPLOYMENT COMPENSATION

Certain termination events will trigger post-employment payments and benefits for our NEOs, including retirement, change in control severance, termination for cause, involuntary termination not for cause, and death or disability. These are discussed under the “Potential Payments upon Employment Termination or Change in Control” section of this Proxy Statement. Post-termination compensation provides for our executive officers’ short-term (termination or change in control) or long-term (retirement) security should their employment end. In the event of involuntary termination, post-termination compensation provides an interim financial resource to the executive during the transition from Viad employment.

RETIREMENT INCOME AND SAVINGS PLANS

In connection with the 2004 MoneyGram spin-off, MoneyGram became solely responsible for paying annual retirement benefits to all executives who participated in the SERP and the MoneyGram Pension Plan. As of the spin-off date, MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan and the SERP, including our CFO. In addition to the retirement benefits paid by MoneyGram under the SERP and the MoneyGram Pension Plan, our CFO also receives retirement benefits from Viad under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to certain SERP participants. The lump-sum awards were instituted in 2005 in connection with the MoneyGram spin-off in 2004, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of our accruing pension benefits for our CFO and other SERP participants. Our CFO is the only NEO who participates in the SERP, the Defined Contribution Plan, or the MoneyGram Pension Plan.

All eligible U.S. employees may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, our NEOs are eligible to participate in the Viad Corp Supplemental 401(k) Plan (the “Supplemental 401(k)”), which provides for additional employee contributions over the annual limits set by the Code for the 401(k) Plan, plus company matching contributions on the same percentage as the 401(k) Plan.

The change in the value of the pension plans during 2018 is included in the “Summary Compensation Table” section of this Proxy Statement. Please refer to the “Pension Benefit Table” and the “Potential Payments upon Employment Termination or Change in Control” sections of this Proxy Statement for further discussion of retirement benefits.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	33

POST-TERMINATION COMPENSATION AND BENEFITS

CHANGE IN CONTROL SEVERANCE

Under our previous Executive Severance Plan (Tier I) (the “Grandfathered Plan”), a participating NEO is eligible for severance benefits: (i) if we terminate the NEO’s employment without cause; (ii) or by the NEO’s voluntary termination for good reason (as those terms are defined in the Grandfathered Plan) within 36 months after a Viad change in control; or (iii) by the NEO for any reason (other than for good reason, death, disability or retirement). As of February 26, 2017, we eliminated tax gross-up provisions and modified single-trigger provisions in the Grandfathered Plan, which was part of a sunset amendment we adopted in 2013. In 2013, we also adopted a new Executive Severance Plan (Tier I) for all NEOs hired in 2013 and thereafter (the “Executive Severance Plan”). The Executive Severance Plan does not contain a “modified single-trigger” provision or allow excise tax gross-ups in the event of a change in control.

The purpose of the Grandfathered Plan and the Executive Severance Plan is to ensure, in the event of a possible change in control, that the NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise Management and the Board as to whether the change in control proposal would be in our or our shareholders’ best interests. We may also call upon our NEOs to assist in the change in control implementation and transition, and to perform other appropriate actions. Severance benefits also provide an economic means for the NEOs to transition from Viad employment. Our CEO recommends the participants in these plans and the Human Resources Committee then reviews and approves the participants. Upon a change in control, our short- and long-term incentive plans also provide for accelerated vesting of equity awards and payment of short-term incentive and performance units, as discussed in the “Potential Payments upon Employment Termination or Change in Control” section of this Proxy Statement.

SEVERANCE AGREEMENTS

Messrs. Moster and Barry each have a severance agreement providing for a post-termination severance payment in the event we terminate either of them for any reason other than for cause, or if either of them voluntarily terminates his employment for “good reason.” We discuss the severance agreements in the “Potential Payments upon Employment Termination or Change in Control” section of this Proxy Statement.

V. OTHER ASPECTS OF OUR COMPENSATION PROGRAM

CLAWBACK PROVISIONS FOR DETRIMENTAL CONDUCT

In order to protect the Company, short- and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to the following conduct:

•

an officer or employee knowingly participated in misconduct that caused a misstatement of our financial statements, or in misconduct which constituted a material violation of our Code of Ethics or certain other policies;

•

an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of our financial statements, or  materially violated our Code of Ethics or certain other policies; and

•	an officer or employee acted significantly contrary to our best interests.

All of our NEOs’ short- and long-term compensation is subject to these clawback provisions. The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, we have the right to stop an NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. We may also seek monetary damages for such activities.

The following incentive compensation is subject to clawback provisions:

34	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

•	Restricted stock and performance unit awards made during the last two years of employment;
•

any payments received (without regard to tax effects) from the sale of restricted stock that vested, or with respect to earned performance units, during the last two years of employment; no time limit applies in the case of misconduct during employment that causes a misstatement of our financial statements;

•	all cash bonuses paid during the last 18 months of employment;
•	outstanding vested, but not exercised, stock options; and
•	any gain (without regard to tax effects) realized from the exercise of an option subject to the clawback provisions.

As discussed in the “Highlights of Our Compensation Program” subsection of this CD&A, all long-term incentive agreements include clawback provisions applying to NEOs and other key employees (collectively, a “Participant”) if such Participant’s employment is terminated in the first year of the vesting period. Under the clawback provisions, a Participant must forfeit any long-term incentive awards covered by those agreements if employment is terminated due to retirement, death, disability, or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses and the NEO executes a separation agreement and release, and the amount of the award will be based on the length of time the NEO was employed during the applicable vesting or performance period. The clawback provisions provide a retention incentive for the Participants, and we believe that they provide a more appropriate balance between our interests and those of the Participants.

STOCK OWNERSHIP GUIDELINES

We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we adopted stock ownership guidelines that require directors and executives to own a minimum amount of Viad common stock on a direct basis, meaning stock that is subject to market risk. The minimum required amount ranges from 3.0 to 5.0 times as summarized below:

STOCK OWNERSHIP GUIDELINES
Non-Employee Directors[1]	5.0 times base retainer
CEO[2]	5.0 times base salary
Direct Reports to CEO[2]	3.0 times base salary
[1]

Messrs. Benett, Dozer, Mace, Munzenrider, and Schechter, and Dr. Cunningham’s Viad common stock ownership currently exceeds the stock ownership guidelines. As the newest members of our Board, Mses. Coll and Henkels are making progress towards compliance with the stock ownership guidelines.

[2]

Ms. Ingersoll’s Viad common stock ownership currently exceeds the stock ownership guidelines. Messrs. Moster, Barry, Linde, and Ms. Fox are making progress towards compliance with the stock ownership guidelines. Under the guidelines, our NEOs, other executive officers, and certain employees may not sell any vested restricted stock unless and until they have complied with our stock ownership guidelines, except that the guidelines permit sales to cover required tax withholdings.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain NEOs in excess of $1 million per officer in any year that did not qualify as performance-based.

The TCJA repealed the performance-based exception, and, accordingly, the $1 million deduction limit now applies to anyone serving as a “covered employee” within the meaning of Section 162(m) of the Code. The new rules generally apply to taxable years beginning after December 31, 2017, provided that certain remuneration provided pursuant to written binding contracts that were in effect on November 2, 2017, that qualify for grandfathering under the TCJA rules may remain exempted from the $1 million deduction limit under Section 162(m) of the Code. Certain of our PUP awards granted prior to November 2, 2017 may be eligible to qualify under the performance-based exception.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	35

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED 2018, 2017, AND 2016

The following table shows compensation paid, accrued, or awarded to our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers (i.e., our NEOs) for the years indicated.

The amounts presented below in column (e), “Stock Awards” do not reflect actual pay, but rather represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each NEO. Variables that can affect the actual value realized by the NEOs include achievement levels of performance targets, economic and market risks associated with stock and option awards, and performance unit valuation based on the market price of Viad common stock. For tax purposes, the actual value realized by the NEOs will not be determined until the time of vesting for restricted stock, vesting and settlement for performance units, or until option exercise, for option awards. For all other purposes, the actual value realized by the NEOs will not be determined until sale of the vested or underlying stock or receipt of cash.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(g)	(h)	(i)	(j)
Steven W. Moster[5]	2018	900,000	-		2,300,024	490,350	933	50,608	3,741,915
President and CEO	2017	800,000	-		2,000,018	562,700	572	46,690	3,409,980
	2016	725,000	-		1,300,436	759,700	441	71,172	2,856,749
Ellen M. Ingersoll[6]	2018	435,912	-		490,001	142,712	1,955	244,878	1,315,458
Chief Financial	2017	423,370	-		490,016	198,800	41,799	319,883	1,473,868
Officer	2016	411,543	-		488,338	305,100	29,993	251,275	1,486,249
David W. Barry[7]	2018	412,474	-		425,023	262,272	99	11,333	1,111,201
President of Pursuit	2017	398,775	-		524,987	377,500	23	10,800	1,312,085
	2016	385,027	-		375,022	362,200	-	11,347	1,133,596
Derek P. Linde[8]	2018	235,890	50,000	[9]	304,500	56,228	-	154,102	800,720
General Counsel
and Corporate Secretary
Trisha L. Fox[10]	2018	277,605	-		175,015	68,089	-	5,366	526,075
Chief Human Resources
Officer

[1]

The amounts shown under column (e) reflect the grant date fair value of long-term incentives awarded (other than stock options) to the NEOs, comprising restricted stock and performance units granted in the years 2016 through 2018. The grant date fair value of the performance unit awards granted in 2016, 2017, and 2018 were computed by multiplying (i) the number of shares or units awarded to each NEO, assuming achievement at target level, by (ii) the closing price of the underlying shares on the grant date. The amounts shown under this column (e) include 2018 performance unit awards in the amount of $2,300,024 for Mr. Moster, $342,991 for Ms. Ingersoll, $297,516 for Mr. Barry, $142,100 for Mr. Linde, and $122,500 for Ms. Fox, plus restricted stock in the amount of $0 for Mr. Moster as his long-term incentives are payable 100% in performance units, $147,010 for Ms. Ingersoll, $127,507 for Mr. Barry, $162,400 for Mr. Linde, and $52,515 for Ms. Fox; 2017 performance unit awards in the amount of $2,000,018 for Mr. Moster, 343,016 for Ms. Ingersoll, and $262,493 for Mr. Barry, plus restricted stock in the amount of $147,000 for Ms. Ingersoll and $262,494 for Mr. Barry; 2016 performance unit awards in the amount of $1,300,436 for Mr. Moster, $342,646 for Ms. Ingersoll, and $261,706 for Mr. Barry, plus restricted stock in the amount of $145,692 for Ms. Ingersoll and $113,316 for Mr. Barry. If achievement is at maximum level, the grant date fair values of the 2018 performance unit awards would be $4,600,047 for Mr. Moster (70% to be paid out in Viad common stock), $685,982 for Ms. Ingersoll, $595,032 for Mr. Barry, $284,200 for Mr. Linde, and $245,000 for Ms. Fox; 2017 performance unit awards would be $4,000,035 for Mr. Moster (70% to be paid out in Viad common stock), $686,032 for Ms. Ingersoll and $524,987 for Mr. Barry; 2016 performance unit awards would be $2,600,872 for Mr. Moster (70% to be paid out in Viad common stock), $685,292 for Ms. Ingersoll, and $523,412 for Mr.

36	Viad Corp | EXECUTIVE COMPENSATION

Barry. Assumptions made in the valuation of stock awards under this column (e) are discussed in our 2018 Form 10-K, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

[2]

The amounts shown under column (g) represent incentive cash awards under the Management Incentive Plan (“MIP”) for 2016 and 2017 pursuant to the 2007 Viad Corp Omnibus Incentive Plan, (the “2007 Plan”), and for 2018 pursuant to the 2017 Viad Corp Omnibus Incentive Plan (the “2017 Plan”) each of which was paid in March of the following year. The 2018 performance targets are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

[3]

The amounts shown under column (h) represent the year-over-year pension value change in the actuarial present value of the SERP and the MoneyGram Pension Plan, as well as above-market earnings on the Defined Contribution Plan, which is described in detail in the “Non-Qualified Deferred Compensation Table” section of this Proxy Statement, and the Supplemental 401(k) Plan. In connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with the SERP and MoneyGram Pension Plan obligations were assumed entirely by MoneyGram. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code). The year-over-year pension value change for Ms. Ingersoll was $0 from 2017 to 2018. For the Defined Contribution Plan, the above-market earnings for Ms. Ingersoll were $0 for 2018, 2017 and 2016. For the Supplemental 401(k) Plan, the above-market earnings in 2018 were $933 for Mr. Moster, $1,955 for Ms. Ingersoll, and $99 for Mr. Barry; in 2017 were $572 for Mr. Moster, and $1,779 for Ms. Ingersoll; in 2016 were $441 for Mr. Moster, and $2,607 for Ms. Ingersoll.

[4]	The aggregate incremental cost of perquisites is the actual cost we incurred as a result of providing those items unless otherwise stated.
[5]

The amount reported under column (i) for Mr. Moster in 2018 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; an annual physical examination; office parking; a matching contribution under the Supplemental 401(k) Plan; and $11,528 for personal use of a Company-leased automobile; and (ii) the following other compensation: an $11,000 matching contribution under the 401(k) Plan. We calculated the aggregate incremental cost of Mr. Moster’s personal use of his Company-leased automobile using a percentage of use methodology, with the amount reported for 2018 being the aggregate value of all automobile lease payments and fuel costs multiplied by the percentage attributable to Mr. Moster’s personal use of the automobile.

[6]

The amount reported under column (i) for Ms. Ingersoll in 2018 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; annual physical examination; office parking; and a matching contribution under Supplemental 401(k) Plan; and (ii) the following other compensation: $222,362 in defined contribution plan benefits; and an $11,000 matching contribution under the 401(k) Plan. The defined contribution plan contribution is a benefit accrual for the period from January 1, 2018 through December 31, 2018, pursuant to the Defined Contribution Plan. The accrued benefits under the Defined Contribution Plan, which we established as of January 1, 2013, replace the annual lump-sum cash awards previously paid to Ms. Ingersoll in lieu of the Company accruing benefits for her as a participant of the SERP. The Defined Contribution Plan is described in detail in the “Post-Employment Arrangements” and “Non-Qualified Deferred Compensation Table” sections of this Proxy Statement.

[7]	The amount reported under column (i) for Mr. Barry in 2018 includes an $11,000 matching contribution under the 401(k) Plan.
[8]

The amount reported under column (i) for Mr. Linde in 2018 includes a $3,769 matching contribution under the 401(k) Plan, $150,000 relocation assistance, annual physical examination, and office parking.

[9]	Mr. Linde joined the Company effective April 30, 2018, and we paid him a $50,000 signing bonus.
[10]	The amount reported under column (i) for Ms. Fox in 2018 includes a $5,033 matching contribution under the 401(k) Plan. Ms. Fox first became a Company NEO for fiscal year 2018.

POST-EMPLOYMENT ARRANGEMENTS

As discussed in Note 3 to the Summary Compensation Table and in the CD&A section of this Proxy Statement, MoneyGram is solely responsible for paying annual retirement benefits to our CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s 2004 spin-off from Viad. MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan. MoneyGram assumed all liability for the SERP as of the spin-off date including, for our CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the date of termination of employment with us and our subsidiaries.

Viad Corp | EXECUTIVE COMPENSATION	37

Our CFO also receives retirement benefits under the Defined Contribution Plan, which we established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to her. The lump-sum awards began in 2005 in connection with the 2004 MoneyGram spin-off, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of accruing pension benefits for our CFO as a participant of the SERP.

Our CFO is the only participant in the Defined Contribution Plan. Our CEO does not participate in the Defined Contribution Plan, and the Company does not intend to add any new participants in the future. Since 2004, the Company has not, and does not intend to, add any new participants to its legacy pension plans, including the SERP and the MoneyGram Pension Plan.

EMPLOYMENT AGREEMENTS

We do not have employment agreements with our NEOs, other than the severance agreements we describe in the CD&A subsection “Post-Termination Compensation and Benefits – Severance Agreements.”

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2018

The following table provides, by grant date, the estimated future payouts for awards granted in 2018 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2018 that have been paid out. All awards in 2018 were granted pursuant to the 2017 Plan. For a description of all other material terms of the awards described in the table below, please refer to the “Short-Term (Annual) Incentives” and “Long-Term Incentives” subsections of the CD&A section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			Grant Date Fair Value of Stock and
Name	Grant Date[2]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Moster		270,000	900,000	1,575,000
PSU[3]	2/27				15,437	30,873	61,746	1,610,027
PUP[3]	2/27				6,616	13,231	26,462	689,997
Ingersoll		78,500	261,500	457,700
RS3	2/27					2,819		147,011
PUP[3]	2/27				3,289	6,577	13,154	342,991
Barry		68,100	226,900	397,000
RS3	2/27					2,445		127,507
PUP[3]	2/27				2,853	5,705	11,410	297,516
Linde		31,800	106,200	185,800
RS3	4/30					3,200		162,400
PUP[3]	4/30				1,400	2,800	5,600	142,100
Fox		37,500	124,900	218,600
RS3	2/27					1,007		52,515
PUP[3]	2/27				1,175	2,349	4,698	122,500

[1]

The amounts shown in column (c) reflect the possible minimum payment level under the 2018 MIP, which is 50% of Target, as discussed in the CD&A subsection “Short-Term (Annual) Incentives.” The amounts in column (d) reflect the possible payment if performance measures are achieved at Target level under the 2018 MIP. The amounts shown in column (e) are 175% of the Target amount shown in column (d). Actual payout results are reflected in column (g) of the Summary Compensation Table.[1]

[2]	Grant dates occurred in 2018.

38	Viad Corp | EXECUTIVE COMPENSATION

[3]

“PSU” represents awards of performance units to be paid, if earned, in Viad common stock. “PUP” represents awards of performance units to be paid, if earned, in cash. “RS” represents awards of restricted stock.

[4]

Columns (f), (g) and (h) present the estimated Threshold, Target, and Maximum payouts as of the grant date for the NEOs’ 2018 awards of performance units, as well as the estimated payout in column (g) as of the grant date for awards of restricted stock. The grant date fair value of the restricted stock awards granted on February 27, 2018, was $52.15 per share. The actual value realized by the NEO for the 2018 restricted stock and performance unit awards will not be determined until the time of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED DECEMBER 31, 2018

The table below includes all NEOs’ outstanding options and unvested stock awards as of December 31, 2018, including awards subject to performance conditions.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Option Exercise Price ($)[2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3,4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
Moster
PSU[5]	—			57,998	2,905,120	45,631	2,285,657
RS6	—	N/A	N/A	—	—	—	—
PUP[7]	—	N/A	N/A	23,606	1,182,425	19,554	979,460
Ingersoll
2/24/2010	46,789	16.62	2/24/2020
RS6	—	N/A	N/A	11,317	566,869	—	—
PUP[7]	—	N/A	N/A	21,502	1,077,035	10,192	510,517
Barry
RS6	—	N/A	N/A	12,177	609,946	—	—
PUP[7]	—	N/A	N/A	18,314	917,348	19,622	982,866
Linde
RS6	—	N/A	N/A	3,200	160,288	—	—
PUP[7]	—	N/A	N/A	—	—	2,800	140,252
Fox
RS6	—	N/A	N/A	5,113	256,110	—	—
PUP[7]	—	N/A	N/A	—	—	3,008	150,671

[1]

Stock option awards for the NEOs include a combination of incentive stock options and non-qualified stock options, in compliance with IRS requirements. All stock options were granted on February 24, 2010, and vested in three equal annual installments beginning one year after the grant date and ending three years after the grant date, subject to continued employment through the applicable vesting date, and expire ten years after the grant date, or 90 days after termination of employment. All of Ms. Ingersoll’s options were fully vested as of December 31, 2018.

[2]

The original exercise price of the 2010 grant of stock options was based on the closing selling price of Viad’s common stock on the grant date. Pursuant to the mandatory provisions of the 2007 Plan and the award agreements executed under the plan, the Human Resources Committee approved equitable adjustments to the option and performance unit awards as a

Viad Corp | EXECUTIVE COMPENSATION	39

result of special dividends paid on November 14, 2013 and February 14, 2014. Under the equitable adjustments, the number of securities underlying outstanding options was increased and the option exercise price for such options was decreased.

[3]	For columns (g) and (h), restricted stock vests three years from the date of grant.
[4]

For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $50.09, the closing market price of our common stock at December 31, 2018, the last trading day of 2018.

[5]	“PSU” refers to performance units to be paid, if earned, in Viad common stock.
[6]	“RS” refers to restricted stock.
[7]

“PUP” refers to performance units to be paid, if earned, in cash. The number of performance units and dollar value of those units, as reflected in column (i) and column (j), respectively, was as of December 31, 2018.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2018

For the named executive officers, the table below lists restricted stock that vested during 2018.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
(a)	(d)	(e)
Moster
RS2	—	—
Ingersoll
RS2	5,400	286,200
Barry
RS2	4,200	234,360
Linde
RS2	—	—
Fox
RS2	—	—

[1]	The value realized upon the vesting of restricted stock awards is the closing selling price of Viad’s common stock on the date of vesting times the number of shares vesting.
[2]	“RS” refers to restricted stock.

PENSION BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2018

This table shows the present value of our CFO’s accumulated benefits. She is the only NEO who receives benefits under a Viad-related pension plan. In connection with our June 2004 MoneyGram spin-off, MoneyGram assumed the liability related to the payment of benefits under the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[2]	(e)
Ingersoll[1]	SERP	2.439	280,827	—

[1]

Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual number of years of service for Ms. Ingersoll is 17 years). The SERP provides retirement benefits based on final average earnings, which is the average of the 60 months of annual base salary plus 50% of the short-term incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. Ms. Ingersoll is entitled to a pension benefit at age 60 equal to A - B, where:

40	Viad Corp | EXECUTIVE COMPENSATION

A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)

+

(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint); and

B =	Annual benefit from the MoneyGram Pension Plan, if applicable.

Ms. Ingersoll is not eligible to receive benefits under the SERP prior to age 55. If Ms. Ingersoll elects to receive benefits at or after age 55 and before age 60, she will receive a reduction of 0.25% for each monthly benefit payment prior to her 60th birthday.

[2]

Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in our 2018 Form 10-K, in Note 18 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2018

The following table provides the amounts contributed to non-qualified deferred compensation plans during 2018.

	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Name	($) [1,3]	($) [2,3]	($)
(a)	(c)	(d)	(f)
Moster
Supplemental 401(k) Plan[4]	24,923	3,229	83,903
Ingersoll
Defined Contribution Plan[3]	222,362	(101,450)	1,735,882
Supplemental 401(k) Plan[4]	6,425	7,530	163,672
Barry
Supplemental 401(k) Plan[4]	5,486	307	10,969
Linde
Supplemental 401(k) Plan[4]	—	—	—
Fox
Supplemental 401(k) Plan[4]	—	—	—

[1]

Our matching contribution under the Supplemental 401(k) Plan is the same as our matching contribution under the 401(k) Plan that is generally available to all employees. We match 100% of the first 3% of annual base salary contributed, and 50% of the next 2% of annual base salary contributed by the executive officer. We report matching contributions as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”).

[2]

Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[3]

“Defined Contribution Plan” refers to the Viad Corp Defined Contribution Supplemental Executive Retirement Plan, which we established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to Ms. Ingersoll since the spin-off of MoneyGram in 2004. Our contributions under the Defined Contribution Plan are made only for the benefit of the account of Ms. Ingersoll, the plan’s sole participant. The Defined Contribution Plan provides annual contributions to Ms. Ingersoll’s account, and such contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. Ms. Ingersoll has a phantom account where hypothetical investment returns are deposited or credited, and assumes the investment risks and rewards by selecting from among a set of investment options we provided. The contribution amounts are recalculated each year based on Ms. Ingersoll’s current salary and short-term incentive bonus payment amounts, and any changes to the estimated benefits at retirement from the SERP and the MoneyGram Pension Plan. We report our contributions in the Summary Compensation Table under column (i) (“All Other Compensation”).

Viad Corp | EXECUTIVE COMPENSATION	41

[4]

Refers to the Viad Corp Supplemental 401(k) Plan, which is a U.S.-based retirement program. Payments under the Supplemental 401(k) Plan are made only to participants who are U.S. citizens between the ages of 55 and 65.

POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION OR CHANGE IN CONTROL

Certain termination events will trigger post-termination payments and benefits for our NEOs. Each termination event and the amount that could be payable to NEOs is provided in the tables below, assuming a qualifying termination date of December 31, 2018, with a closing price of $50.09 per share for Viad’s common stock on December 31, 2018, the last trading day of the year, except where otherwise indicated.

RETIREMENT

Upon normal or early retirement, NEOs would receive ownership of the restricted stock (or units) and earned performance units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), provided that the NEO’s retirement occurs at least 12 months after the grant date of such awards and the executive executes a satisfactory agreement and release. All other restricted stock (or units) and performance units held by the NEO will be forfeited upon the NEO’s retirement. Under the MIP, NEOs receive an accrued annual incentive bonus, if earned, on a pro-rata basis. Eligibility for normal retirement is age 65 and 55 for early retirement. Currently, none of our NEOs are eligible to receive retirement benefits.

Our CFO is also entitled to retirement benefits as a participant in the 2013 Defined Contribution Plan, established to replace the payment of lump-sum cash awards, including tax gross-ups, previously made to her. The contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. The form and amounts of payments under this Defined Contribution Plan are more fully described in the “Non-Qualified Deferred Compensation Table,” “Summary Compensation Table” and “Post-Employment Arrangements” sections of this Proxy Statement.

CHANGE IN CONTROL AND CHANGE IN CONTROL SEVERANCE

Grandfathered Executive Severance Plan

Under a previous Executive Severance Plan (Tier I) (the “Grandfathered Plan”), Mr. Moster and Ms. Ingersoll are eligible for severance benefits if either of them is terminated without cause or by either of them for good reason (as those terms are defined in the Grandfathered Plan) within 36 months after a change in control, or by either of them for any reason (other than for good reason, death, disability or retirement). Under those circumstances, Mr. Moster and Ms. Ingersoll would receive a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	His or her highest annual salary during employment; plus
•	The greater of:
o	His or her largest cash payment under the MIP during the last four employment years, or largest MIP payment if employed fewer than four years, or
o	The target bonus for the fiscal year in which the Change in Control occurs; plus
•	The greater of:
o	His or her largest cash bonus under the PUP during the last four employment years, or largest PUP payment if employed fewer than four years, or
o

The aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the last four employment years, or if employed fewer than four years, than all completed employment years, or

o	The aggregate values at the time of grant of the target shares awarded under the performance-related restricted stock programs for the fiscal year in which the change in control occurred.

The multiple, in the case of termination without cause or termination by them for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the individual was employed following a change in control, and the denominator of which is 36.

42	Viad Corp | EXECUTIVE COMPENSATION

Mr. Moster’s or Ms. Ingersoll’s participation in any life, health, and automobile benefits will continue at the same cost as if he or she was an employee for a prorated three-year period. In addition, he or she will be treated as having been employed for three additional years for purposes of eligibility for distribution or vesting rights under any retirement plans.

As of February 26, 2017, we phased out the modified single-trigger provisions, as well as all tax gross-up provisions, under the Grandfathered Plan.

Executive Severance Plan

In 2013, we adopted a new Executive Severance Plan (Tier I) (the “Executive Severance Plan”), which does not contain any tax gross-up or modified single-trigger provisions and applies to NEOs hired in 2013 and thereafter. Mr. Barry, Mr. Linde, and Ms. Fox participate in the Executive Severance Plan. Under the Executive Severance Plan, a participating NEO is eligible for severance benefits if we terminate the NEO without cause or by the executive for good reason (as those terms are defined in the Executive Severance Plan) within 36 months after a change in control. Under those circumstances, the executive would receive a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	The NEO’s highest annual salary during his or her employment term; plus
•	The NEO’s target cash bonus under the MIP for the fiscal year in which the change in control occurs.

The multiple is equal to the product of three times a fraction, the numerator of which is 36 minus the number of full months the NEO was employed following a change in control and the denominator of which is 36.

The NEO’s participation in any life, health, and automobile benefits will continue at the same cost as if the NEO was an employee for a prorated three-year period. In addition, we treat the NEO as having been employed for three additional years for purposes of eligibility for distribution or vesting rights under any retirement plans.

INVOLUNTARY TERMINATION NOT FOR CAUSE

In February 2007, the Board adopted the Executive Officer Pay Continuation Policy (the “Pay Continuation Policy”) to provide severance cash payments if we terminated an executive officer without cause (not for death, disability or cause). Except for Mr. Moster and Mr. Barry, who would receive lump-sum cash payments pursuant to the terms of their respective severance agreements described in the subsection “Voluntary Termination For Good Reason” of this section, executive officers with less than seven years of service would receive six months of salary, and executive officers with seven or more years of service would receive: (i) up to one year’s salary, (ii) continued health and welfare benefits for a period of up to twelve months following termination, (iii) a pro-rata annual cash incentive award under the MIP for the calendar year in which they were last employed, if earned, and (iv) outplacement services. To receive payments under the Pay Continuation Policy, executives must execute a general release containing a release of all claims against us, a covenant not to sue, a non-competition covenant, and a non-disparagement agreement, all in form and substance satisfactory to us. All benefits under the Pay Continuation Policy will cease on the last day of the month in which the executive officer commences new employment.

VOLUNTARY TERMINATION FOR GOOD REASON

Messrs. Moster and Barry each have a severance agreement that provides for post-termination payments upon a voluntary termination of employment by either of them for “good reason” as defined under their respective agreements.

Upon termination, Messrs. Moster and Barry will each receive the same payments and benefits described under the “Involuntary Termination Not For Cause” subsection, provided that they timely execute a satisfactory release of all claims, waiver of rights, and covenant not to sue. Mr. Moster must also resign from our Board of Directors.

DEATH OR DISABILITY

We provide certain cash amounts and equity award vesting if an NEO’s termination is due to disability or death. The MIP provides that the NEOs will be entitled to receive the accrued cash incentive payment, if earned, prorated

Viad Corp | EXECUTIVE COMPENSATION	43

to the date of employment termination. All restricted stock awards granted to the NEOs in 2016 and 2017 will vest on a pro-rata basis, and the NEOs will receive a pro-rata share of all earned performance units granted in 2016 and 2017 at the end of the three-year performance period. No payments would be made to any NEO for any restricted stock or earned performance units granted in 2018. The following table shows the cash amounts and the value of equity award vesting.

44	Viad Corp | EXECUTIVE COMPENSATION

Estimated Benefits in the Event of a Change in Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, Termination Involuntary Not for Cause, Termination Voluntary for Good Reason, and Death or Disability, In Dollars ($)

	Change in Control Termination Involuntary/ Without Cause or Voluntary/ Good Reason		Termination Involuntary Not for Cause		Termination Voluntary for Good Reason	Death or Disability
	($)		($)		($)	($)
Moster
Cash Severance	12,098,330	[1]	1,800,000		1,800,000	-
Annual Incentive Cash Bonus	898,077	[2,3,5]	898,077		898,077	490,350
Performance Units	4,558,257	[3,4,5]	3,786,780	⁹	-	3,786,780
Welfare Benefits and Perquisites	71,849	[6]	-		-	-
Outplacement Services	30,000		30,000		-	-
Total	17,656,513		6,514,857		2,698,077	4,277,130
Ingersoll
Cash Severance	4,962,000	[1]	439,000		-	-
Annual Incentive Cash Bonus	261,377	[2,3,5]	261,377		-	142,712
Restricted Stock	566,869	[3,5]	353,242	⁹	-	353,242
Performance Units	987,357	[3,4,5]	871,526	⁹	-	871,526
Welfare Benefits and Perquisites	47,728	[6]	15,556		-	-
Incremental Pension Benefit	14,573	[7]	-		-	-
Defined Contribution Benefit	2,402,969	[8]	1,735,883	[10]	-	-
Outplacement Services	30,000		30,000		-	-
Total	9,272,873		3,706,584		-	1,367,480
Barry
Cash Severance	1,928,048	[1]	416,000		416,000	-
Annual Incentive Cash Bonus	226,683	[2,3,5]	226,683		226,683	262,272
Restricted Stock	609,946	[3,5]	371,586	⁹	-	371,586
Performance Units	765,859	[3,4,5]	666,000	⁹	-	666,000
Welfare Benefits and Perquisites	36,850	[6]	-		-	-
Outplacement Services	30,000		30,000		-	-
Total	3,597,385		1,710,268		642,683	1,299,857
Linde
Cash Severance	1,358,942	[1]	175,000		-	-
Annual Incentive Cash Bonus	102,981	[2,3,5]	102,981		-	56,228
Restricted Stock	160,288	[3,5]	-		-	-
Performance Units	46,751	[3,4,5]	-		-	-
Welfare Benefits and Perquisites	29,113	[6]	-		-	-
Outplacement Services	30,000		30,000		-	-
Total	1,728,075		307,981		-	56,228

Viad Corp | EXECUTIVE COMPENSATION	45

	Change in Control Termination Involuntary/ Without Cause or Voluntary/ Good Reason		Termination Involuntary Not for Cause		Termination Voluntary for Good Reason	Death or Disability
	($)		($)		($)	($)
Fox
Cash Severance	1,217,116	[1]	140,500		-
Annual Incentive Cash Bonus	124,705	[2,3,5]	124,705		-	68,089
Restricted Stock	256,110	[3,5]	111,560	⁹	-	111,560
Performance Units	83,199	[3,4,5]	40,623	⁹	-	40,623
Welfare Benefits and Perquisites	40,550	[6]	-		-	-
Outplacement Services	30,000		30,000		-	-
Total	1,751,682		447,388		-	220,271

[1]

We calculated the amounts reported in the table as cash severance payments in accordance with the terms of the Grandfathered Plan, except for Mr. Barry, Mr. Linde, and Ms. Fox, whose cash severance payment was calculated in accordance with the terms of the Executive Severance Plan.

[2]

Upon a change in control, regardless of whether there is also a termination of employment, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of the change in control.

[3]

Upon a change in control, all equity awards will vest, and the NEO will have the ability to surrender options within 60-days of the change in control for an amount in cash equal to the difference between the acquiring company’s purchase price for the underlying shares and the exercise price under the applicable award agreements. Upon a change of control, NEOs would also receive a cash amount for the MIP, calculated as if the pre-defined target was met at 100% and prorated through the date of the change in control, whether or not the NEO’s employment was terminated in connection with the change in control. The disclosed option benefits assume that each NEO with outstanding options timely elected to surrender all such options, and that an amount equal to the closing price of Viad’s common stock on December 31, 2018, was paid for each share in connection with the change in control.

[4]

Upon a change in control, regardless of whether there is also a termination of employment, the NEOs would be entitled to receive a cash payment for performance units granted under the PUP, calculated as if each of the pre-defined targets were met at 100%, and prorated from the start date of the performance period to the date of the change in control.

[5]

If the payouts and vesting were to occur upon a change in control, then the PUP and the MIP would not be paid out again and no additional restricted stock would vest in the event of a termination in connection with a change in control.

[6]

NEOs receive continued welfare benefits coverage for the severance period of three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change in control through the last day of the NEO’s employment, and the denominator of which is 36 months.

[7]

The Grandfathered Plan and the Executive Severance Plan provide a special retirement benefit to Ms. Ingersoll in the form of an additional benefit accrual under the SERP, determined as if she continued employment during the severance period with the severance compensation included in her final average compensation as defined by the SERP.

[8]

Under the Defined Contribution Plan, upon a change in control, Ms. Ingersoll’s contribution accounts will vest. If we terminate Ms. Ingersoll without cause (as that term is defined in the Defined Contribution Plan) within three years after a change in control, she will receive any company discretionary contribution that would have been credited to her company discretionary contribution account had she continued to be employed through the earlier of: (i) age 60; or (ii) the third anniversary of her termination date.

46	Viad Corp | EXECUTIVE COMPENSATION

[9]

All restricted stock awards granted to the NEOs in 2016 and 2017 will vest on a pro-rata basis, and the executives will receive a pro-rata share of all earned performance units granted in 2016 and 2017 at the end of the three-year performance period. No vesting acceleration payment would be made to any NEO for any restricted stock or performance units granted in 2018.

[10]

As disclosed in Note 4 to the Non-qualified Deferred Compensation for Fiscal Year Ended December 31, 2018 table and elsewhere in this Proxy Statement, Ms. Ingersoll is the only current employee who participates in the Defined Contribution Plan. Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated, voluntarily or involuntarily, under circumstances other than retirement she will receive her vested account balance in either a lump-sum payment or annual installment payments, at her election.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2018, with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below includes the 2007 Plan and the 2017 Plan, the latter of which our shareholders approved at the 2017 Annual Meeting of Shareholders on May 18, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
2017 Plan[1]			1,664,315
2007 Plan	58,689	$16.62	__________
Total	58,689		1,664,315

[1]

The 2017 Plan has a 10-year term and provides for the following types of awards to officers, directors, and certain other employees: (a) incentive and non-qualified stock options; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock authorized for grant under the 2017 Plan is limited to 1,750,000 shares. Any shares awarded under the 2017 Plan that are terminated (by cancellation, expiration, forfeiture, or otherwise), settled in cash or exchanged, with the Human Resources Committee’s permission before they are issued will be available again for grant under the 2017 Plan.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are providing the following disclosure that compares the annual total compensation of our “median employee” to the annual total compensation of our Principal Executive Officer, our CEO.

To determine our median employee, we included base salary, which is paid in the form of hourly wages, and commissions paid, as the consistently applied compensation measure for all employees. We selected these pay elements because they were the most consistently paid across our organization. We reviewed compensation as of October 13, 2017, to determine our median employee. As of that date, we had 18,223 employees according to the definition provided under Dodd-Frank, though not all of these employees were actively working at that time. In determining our median employee, we excluded employees from countries that represent 5% or less of our global headcount. The excluded countries were Hong Kong, The Netherlands, Romania, Switzerland, and the United Arab Emirates. Combined, this population represented 192 employees, or less than 1% of our total headcount.

We applied statistical sampling to develop a narrow range of employees around our estimated median pay for 2017 of $4,662. Using a range of pay within 10% of this estimated median, we identified 591 employees. We then

Viad Corp | EXECUTIVE COMPENSATION	47

conducted further analysis of prior years’ earnings to identify 30 employees from this group with relatively stable earnings over the past several years. Finally, from this list of 30 employees, we selected our median employee, who was a part-time employee in 2017, and also in 2018, and who was represented by a union.

Having determined our median employee, we collected additional elements of pay pursuant to Item 402(c)(2)(x) of Regulation S-K, which is the same methodology used to determine compensation for our CEO and our other NEOs in the Summary Compensation Table in this Proxy Statement. We reported the results of our analysis in our proxy statement filed on April 4, 2018.

For our 2018 fiscal year, Dodd-Frank allows us to review compensation for the same median employee we identified in 2017. We verified that the employee was employed generally on the same basis as in 2017. We also confirmed that there was no compelling reason to select a different median employee for our 2018 disclosure. Accordingly, the table below provides the annual total compensation for our median employee and for our CEO for 2018, as well as the ratio of our CEO’s total compensation to that of the median employee.

CEO Pay Ratio – includes part-time and seasonal employees:
2018 Total Annual Compensation – Median Employee	$5,501
2018 Total Annual Compensation – Steven W. Moster, CEO	$3,741,915
Ratio of CEO Compensation to the Median Employee	680:1

Supplemental Pay Ratio Disclosure

Due to the nature of our business, we employ both full-time and part-time employees. In many cases, and particularly for those who are represented by a union or work for us on a seasonal basis, our employees may work for a few days or a few months during the year. These same employees may work for us for many successive years on a part-time basis, but the limited number of total working hours means that their pay, and consequently the median pay of our employee population, is low relative to a population comprising only our full-time employees.

For comparison, we are providing a supplemental pay ratio calculation based on a median employee selected using the same methodology as above, and updated for 2018, with the exception that it excludes part-time and seasonal employees.

CEO Pay Ratio – median employee determined by excluding part-time and seasonal employees:
2018 Total Annual Compensation – Median Employee	$47,173
2018 Total Annual Compensation – Steven W. Moster, CEO	$3,741,915
Ratio of CEO Compensation to the Median Employee	79:1

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

48	Viad Corp | EXECUTIVE COMPENSATION

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2018

Management has primary responsibility for Viad’s financial statements and the reporting process, including the systems of internal control over financial reporting. In accordance with our charter, we assist the Board of Directors in overseeing Viad’s accounting, financial reporting processes, and the audits of the Company’s financial statements. In addition, we assist the Board in overseeing:

•	the integrity of Viad’s financial statements,
•	the independent registered public accounting firm, Deloitte & Touche LLP’s (“Deloitte”), qualifications and independence,
•	Deloitte’s and Viad’s internal audit function performance, and
•	Viad’s compliance with legal and regulatory requirements, including its Always Honest Compliance and Ethics Program.

Disclosure Controls and Internal Control Over Financial Reporting

Management develops and maintains adequate systems of internal accounting and financial controls and annually, Deloitte expresses an opinion on the effectiveness of Viad’s internal control over financial reporting. In accordance with our charter, we discussed and reviewed with Management, the adequacy of those controls.

Throughout 2018, Management tested and evaluated its system of internal control over financial reporting and then regularly updated Deloitte and us regarding their findings. We also reviewed Deloitte’s audit report relating the effectiveness of the Company’s internal control over financial reporting.

Independent Registered Public Accounting Firm

In accordance with our charter, we appointed Deloitte as Viad’s independent registered public accounting firm for 2019. In determining whether to reappoint Deloitte, we considered, among other things, the firm’s independence, the length of time the firm has been engaged, the quality of the ongoing discussions with the firm, and the firm’s familiarity with Viad’s global operations and businesses, accounting policies and practices, and internal control over financial reporting. We also assessed the firm’s, and the lead audit partner’s, professional qualifications and past performance. We concluded that Deloitte is independent and should serve as Viad’s independent registered public accounting firm for 2019.

Financial Statements Recommendation

Management prepared the Company’s 2018 financial statements, and Deloitte audited and then issued a report on those financial statements indicating that they are complete, accurate, and in accordance with generally accepted accounting principles. We recommended that the Company’s 2018 audited financial statements be included in Viad’s 2018 Annual Report on Form 10-K, filed with the SEC on February 27, 2019. A copy of Deloitte’s report is included with your proxy materials. In connection with our recommendation, we:

•	Reviewed and discussed Viad’s audited financial statements with both Management and Deloitte;
•

Discussed with Deloitte the overall scope and plans for their audits of Viad’s businesses, including evaluating the effectiveness of internal control over financial reporting in accordance with the applicable requirements of the Public Accounting Oversight Board (the “PCAOB”);

•

Received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence; and

•

Discussed with Deloitte their independence from Viad, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting Deloitte from performing specific services that could impair its independence, and (ii) Viad’s and the Audit Committee’s policies.

Viad Corp | AUDIT COMMITTEE REPORT	49

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that Viad specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Robert E. Munzenrider, Chair

Richard H. Dozer

Virginia L. Henkels

Edward E. Mace

Joshua E. Schechter

50	Viad Corp | AUDIT COMMITTEE REPORT

PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee is directly responsible for selecting, appointing, determining the compensation for, retaining, overseeing, and terminating our independent registered public accounting firm (the “independent auditor”). Annually, the Audit Committee reviews the independent auditor’s qualifications, performance, and independence, and determines whether to replace the independent auditor.

Based on its review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor to conduct the 2019 annual audit. Deloitte has served as our independent auditor since at least 1929. The Board considers the selection of Deloitte as the Company’s independent auditor for 2019 to be in the best interests of the Company and its shareholders. Although Deloitte’s appointment as the Company’s independent auditor does not require shareholder approval, our Board and the Audit Committee believe it is desirable as a good corporate governance practice to request our shareholders to ratify the appointment. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter. If the shareholders do not ratify the appointment, the Audit Committee, in its discretion, may retain Deloitte or select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and our shareholders.

We expect representatives of Deloitte to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

AUDIT COMMITTEE PRE-APPROVAL POLICY

In accordance with its charter, the Audit Committee’s policy is to pre-approve all of Deloitte’s audit and permissible non-audit services. These services may include audit, audit-related, tax, and other permissible non-audit services. Any service incorporated or identified within Deloitte’s engagement letter and the written annual service plan, both of which the Audit Committee approves, are deemed pre-approved up to the dollar amount specified.

Throughout the year, Deloitte also provides additional accounting research and consultation services required by, and incidental to, the audit of our financial statements and related reporting compliance. The Audit Committee considers these additional audit-related services pre-approved up to the amount specified in the annual service plan. The Committee may also pre-approve services on a case-by-case basis, or the Committee Chairman may give such pre-approval in writing on behalf of the Committee. The Chairman reviews his pre-approvals with the full Committee not later than the Committee’s next meeting. Periodically, the Audit Committee asks Deloitte to summarize the services and fees paid to date, and to report on the approval of the services and fees in accordance with the Committee’s required pre-approval process.

Viad Corp | PROPOSAL 2	51

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of the aggregate fees Deloitte & Touche LLP billed us for professional services provided for the fiscal years ended December 31, 2018 and 2017.

	2018 Fees	2017 Fees
Fee Category	($)	($)
Audit Fees[1]	2,191,500	2,220,964
Audit-Related Fees[2]	201,200	195,245
Tax Fees[3]	97,790	—
All Other Fees[4]	16,347	—
Total Fees	2,506,837	2,416,209

______________________

[1]

Audit Fees. Consists of fees billed for professional services provided for the audits of our financial statements and of our internal control over financial reporting for the fiscal years ended December 31, 2018 and 2017, and for reviewing the financial statements included in our quarterly reports on Form 10-Q for those fiscal years.

[2]

Audit-Related Fees. Consists of fees billed for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance, and consultation, including ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for tax services including fees for corporate tax planning, consulting, and compliance.
[4]

All Other Fees. Consists of fees billed for all other services including fees for consulting on computer system controls and human capital. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2018 and 2017.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Human Resources Committee, which is composed entirely of independent directors, and the full Board believe that the executive compensation policies, procedures, and decisions made with respect to our NEOs are competitive, are based on our pay for performance philosophy, and are focused on achieving our goals and enhancing shareholder value.

Pursuant to Section 14A of the Exchange Act, our shareholders have an opportunity to vote to approve, on an advisory basis, our NEOs’ compensation, as disclosed in this Proxy Statement. This annual vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our NEOs. In considering your vote, you may wish to review the CD&A and the “Executive Compensation” sections of this Proxy Statement, which contain details of our compensation policies, procedures, and decisions regarding our NEOs.

For these reasons and as discussed in the CD&A section of this Proxy Statement, the Board recommends that our shareholders vote “FOR” the adoption of the following resolution:

RESOLVED, that the Viad Corp (the “Company”) shareholders approve, on an advisory basis, the overall compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table, and related compensation tables, notes, and narrative discussion in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders.

Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review, consider, and take into account the voting results, as they have in previous years, when making future decisions regarding executive compensation.

52	Viad Corp | PROPOSAL 3

Board Recommendation

The Board of Directors recommends that you vote “FOR,” to approve, on an advisory basis, the compensation of our Named Executive Officers.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHO CAN VOTE

You may vote your Viad stock if our records show that you held your shares as of the Record Date, which was March 21, 2019. At the close of business on the Record Date, a total of 20,276,123 shares of Viad common stock were outstanding and entitled to vote. In accordance with our Restated Certificate of Incorporation, each share of Viad common stock is entitled to one vote at this Annual Meeting.

VOTING YOUR PROXY

To be elected as a director in an uncontested election such as this Annual Meeting, each director nominee must receive a majority of votes cast, i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described below) are not considered as votes cast and will not affect the outcome of the election of directors. If a director nominee does not receive a majority of the votes cast, the nominee must tender his or her resignation, and the Board, through a process managed by the Corporate Governance and Nominating Committee, will decide whether to accept the resignation.

In contested director elections where the number of nominees exceeds the number of directors to be elected, the Bylaws provide for a plurality vote standard. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted for your vote at this Annual Meeting will be decided by a majority of the votes cast, except as otherwise provided by law or our Restated Certificate of Incorporation or Bylaws. You may not cumulate votes.

Under NYSE rules, if you are beneficial shareholder, your vote instructs your bank, broker, or other nominee (collectively, a “nominee”) as the holder of record, how to vote your shares. If you do not vote, your nominee may still vote your shares, but only on “routine” matters. The only routine matter at this Annual Meeting is Proposal 2, ratifying the appointment of Deloitte & Touche LLP. Accordingly, if you do not vote, your nominee may not vote your shares on Proposals 1 (Election of Directors) or 3 (Advisory Vote on Executive Compensation). Your nominee’s inability to vote your shares on Proposals 1 and 3 results in a broker non-vote. Abstentions and broker non-votes are not included in the vote totals and, as such, will not affect the outcome of the proposals.

If you are a record holder and return a signed proxy card, the proxy will vote your shares in accordance with your instructions. If you return your signed proxy card, but do not indicate how to vote on the proposals, the proxy will vote your shares “For” each of the proposals. If you are a 401(k) participant, your signed proxy card will instruct the respective plan trustee how to vote your shares. If you do not provide voting instructions, the trustees will vote your shares in accordance with the majority of shares voted in the plans.

ELIMINATING DUPLICATIVE PROXY MATERIALS

To reduce printing and mailing costs, we adopted a procedure approved by the SEC called “householding.” Shareholders of record who have indicated that they would like to continue to receive copies of the proxy materials and who have the same address and last name will receive only one copy of this Proxy Statement and 2018 Form 10-K. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer a separate copy of this Proxy Statement and the 2018 Form 10-K, or separate copies of these documents in the future, or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). We will

Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING	53

promptly deliver a separate copy of this Proxy Statement and 2018 Form 10-K upon receiving your request. Beneficial owners can request information about householding from their nominees.

OTHER BUSINESS

The Board of Directors knows of no other matters to be considered at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

REVOKING YOUR PROXY

You may revoke your proxy by:

•

Delivering a signed, written revocation letter, dated later than the proxy, to Derek P. Linde, General Counsel and Corporate Secretary, at our principal executive office as listed in the notice of meeting attached to this Proxy Statement;

•	Delivering a signed proxy, dated later than the first one, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	Attending the Annual Meeting and voting in person rather than by proxy. Your attendance at the meeting will not by itself revoke your proxy unless you choose to vote in person.

BOARD RECOMMENDATIONS ON PROPOSALS

The following table summarizes the proposals to be voted on at the Annual Meeting and our Board’s voting recommendations with respect to each proposal.

Proposals		Board’s Recommendation
1.	Elect the following nominees to three-year terms: Andrew B. Benett, Denise M. Coll, and Steven W. Moster	✓	FOR each Director Nominee
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2019	✓	FOR
3.	Advisory vote to approve the compensation of our named executive officers	✓	FOR

SOLICITATION OF PROXIES

We are providing these proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting. We will pay for the cost of solicitation. We will solicit proxies primarily through the mail, but our directors, officers, and employees may solicit proxies personally, by telephone, or otherwise, and no additional compensation will be paid to them. We will also reimburse nominees and other fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Viad shares.

HOW TO VOTE

Your vote is important! Please cast your vote and play a part in Viad’s future.

Shareholders of record, who hold shares registered in their names, can vote by:

Internet www.proxyvote.com	Calling 1-800-690-6903 Toll-free from the U.S. or Canada	Mail Return the signed proxy card

54	Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The deadline for voting online or by telephone is 11:59 p.m. ET on May 15, 2019. If you vote by mail, your proxy card must be received before the Annual Meeting. If you hold shares in a Viad 401(k) plan, your voting instructions must be received by 11:59 p.m. ET on May 13, 2019.

Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the internet, as provided by the bank, broker, or other nominee. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.

If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible.

At the Annual Meeting shareholders will be able to review a list of shareholders entitled to vote. The list will also be available for 10 days prior to the Annual Meeting at our principal executive office at the address listed above.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at our 2020 Annual Meeting of Shareholders must be received at our principal executive offices not later than the close of business, Arizona local time, on December 5, 2019, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our Proxy Statement.

Under our Bylaws, any shareholder proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2020 Annual Meeting, must be received at our principal executive offices no earlier than the close of business on January 16, 2020, and no later than the close of business on February 15, 2020.

Shareholders should direct all proposals, director nominations, or related questions in writing to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement.

AVAILABILITY OF MATERIALS

This Proxy Statement and the 2018 Form 10-K are available on our website at www.viad.com by clicking the link “Annual Meeting-Proxy Materials” under the “Investors” tab, or by written request to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement. You may also obtain our other SEC filings and certain other information through the internet at www.sec.gov and our website at www.viad.com. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement.

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

WE APPRECIATE YOUR PROMPT RESPONSE!

Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING	55

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes the presentation of “Adjusted Segment EBITDA,” which is supplemental to results presented under GAAP and may not be comparable to similarly titled measures presented by other companies. Adjusted Segment EBITDA should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. The use of this non-GAAP financial measure is limited, compared to the GAAP measure of Net Income Attributable to Viad, because it does not consider a variety of items affecting our consolidated financial performance as reconciled below. Because this non-GAAP measure does not consider all items affecting our consolidated financial performance, a user of our financial information should consider Net Income Attributable to Viad as an important measure of financial performance because it provides a more complete measure of our performance.

Management believes that the presentation of Adjusted Segment EBITDA provides useful information to investors regarding our results of operations for trending, analyzing, and benchmarking the performance and value of our business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital, both from a valuation and return perspective.

We define “Adjusted Segment EBITDA” as Segment Operating Income (as defined below) before non-cash depreciation and amortization, acquisition integration and transaction-related costs, if any, start-up costs related to FlyOver Iceland (in 2018) and fire-related business interruption matters (in 2016). Management uses Adjusted Segment EBITDA to measure the profit and performance of our operating segments and acquisitions to facilitate period-to-period comparisons.

We define “Segment Operating Income” as Net Income Attributable to Viad before income (loss) from discontinued operations, corporate activities, interest expense and interest income, income taxes, restructuring charges, impairment losses and recoveries, and the reduction/increase for income/loss attributable to non-redeemable and redeemable non-controlling interests. Management uses Segment Operating Income to measure the profit and performance of our operating segments to facilitate period-to-period comparisons.

56	Viad Corp | APPENDIX A

A reconciliation of Net Income Attributable to Viad to Adjusted Segment EBITDA is as follows:

EBITDA FROM ACQUISITIONS, THE GLACIER SKYWALK, and THE BANFF GONDOLA
	Year Ended December 31, 2018
	GES			PURSUIT
Millions	Acquisitions[1]	All Other	Total	Acquisitions[2]	Glacier Skywalk & Banff Gondola	All Other	Total	VIAD TOTAL
Net Income Attributable to Viad								$49.2
Net Income Attributable to Non-redeemable Noncontrolling Interest								0.5
Net Loss Attributable to Redeemable Noncontrolling Interest								(0.3)
Income from Discontinued Operations								(1.5)
Income Tax Expense								17.1
Net Interest Expense								9.3
Other Expense								1.7
Impairment Recoveries								-
Restructuring Charges								1.6
Corporate Activities & Eliminations								10.9
Segment Operating Income (Loss)	$(0.1)	$39.7	$39.6	$11.5	$28.1	$9.3	$48.9	$88.5
Segment Depreciation	10.7	17.8	28.5	6.8	1.8	8.6	17.2	45.6
Segment Amortization	9.4	0.1	9.5	1.4	-	0.1	1.5	11.0
FlyOver Iceland Start-up Costs	-	-	-	0.9	-	-	0.9	0.9
Acquisition Integration & Transaction Costs	0.2	-	0.2	-	-	0.1	0.1	0.3
Adjusted Segment EBITDA	$20.1	$57.6	$77.7	$20.6	$29.9	$18.1	$68.6	$146.3

Revenue	$136.2	$974.7	$1,110.9	$54.4	$42.2	$88.7	$185.3	$1,296.2
Adjusted Segment EBITDA Margin	147.8%	5.9%	7.0%	37.9%	70.7%	20.4%	37.0%	11.3%

Note – Certain amounts above may not total due to rounding.

[1]	GES acquisitions include: Blitz Communications, onPeak, Travel Planners, and N200 (all acquired in 2014); ON Services (acquired in 2016); and Poken (acquired in 2017).
[2]

Pursuit acquisitions include: the West Glacier Properties (acquired in 2014); Maligne Lake Tours, CATC, and FlyOver Canada (all acquired in 2016); and FlyOver Iceland (acquired in 2017); and Maligne Canyon (acquired in 2018).

Viad Corp | APPENDIX A	57

ADJUSTED SEGMENT EBITDA

Millions	2013	2014	2015	2016	2017	2018
Net Income Attributable to Viad	$21.6	$52.4	$26.6	$42.3	$57.7	$49.2
Net Income Attributable to Non-redeemable Noncontrolling Interest	0.1	3.2	0.4	0.5	0.5	0.5
Net Loss Attributable to Redeemable Noncontrolling Interest	-	-	-	-	(0.1)	(0.3)
Loss (Income) from Discontinued Operations	(2.4)	(14.4)	0.4	0.7	0.3	(1.5)
Income Tax Expense	8.3	0.1	10.5	21.3	45.9	17.1
Net Interest Expense	0.7	1.7	3.9	4.7	8.0	9.3
Other Expense	1.7	1.4	1.8	1.7	2.0	1.7
Impairment Charges (Recoveries)	3.0	0.9	0.1	0.2	(29.1)	-
Restructuring Charges	3.8	1.6	3.0	5.2	1.0	1.6
Corporate Activities & Eliminations	6.0	13.8	8.8	10.3	12.3	10.9
Segment Operating Income	$42.9	$60.8	$55.5	$86.9	$98.6	$88.5
Segment Depreciation	26.5	27.9	27.9	33.4	42.5	45.6
Segment Amortization	1.3	2.7	7.2	9.2	12.4	11.0
FlyOver Iceland Start-up Costs	-	-	-	-	0.1	0.9
Fire-related Business Interruption Matters	-	-	-	0.1	-	-
Acquisition Integration & Transaction Costs	-	0.8	0.9	1.6	0.5	0.3
Adjusted Segment EBITDA	$70.7	$92.1	$91.4	$131.1	$154.2	$146.3

Revenue	$953.3	$1,065.0	$1,089.0	$1,205.0	$1,307.0	$1,296.2
Adjusted Segment EBITDA Margin	7.4%	8.7%	8.4%	10.9%	11.8%	11.3%

Amounts presented above reflect the retrospective adoption of ASU 2017-07, which we adopted on January 1, 2018. Certain amounts above may not total due to rounding.

58	Viad Corp | APPENDIX A

VIAD CORP 1850 NORTH CENTRAL AVE., SUITE 1900 PHOENIX, AZ 85004-4565 VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 15, 2019 for shares held directly and 11:59 P.M. ET on May 13, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 15, 2019 for shares held directly and 11:59 P.M. ET on May 13, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E69745-P19624 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  VIAD CORP The Board of Directors recommends you vote FOR the following: 1. Election of Directors. Nominees: 1a. Andrew B. Benett 1b. Denise M. Coll Abstain Against For 1c. Steven W. Moster The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2019. 3. Advisory vote to approve named executive officer compensation. NOTE: Any other business that may properly come before the meeting or any adjournment thereof. Abstain Against For Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com Viad Corp Annual Meeting of Shareholders May 16, 2019 8:00 A.M. This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Derek P. Linde and Irma Villarreal, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Viad Corp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., MST on May 16, 2019, at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, AZ 85018, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side E69746-P19624